UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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Koppers Holdings Inc.

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KOPPERS

NOTICE OF 2020 ANNUAL MEETING AND PROXY STATEMENT

KOPPERS HOLDINGS INC.

March 30, 2020

Dear Fellow Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, PA 15222 on Wednesday, May 6, 2020, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be to elect eight directors, to approve our 2020 Long Term Incentive Plan, to hold an advisory vote on executive compensation and to ratify the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The proxy statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2019.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Leroy M. Ball

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 6, 2020
Time:	10:00 a.m. Eastern Daylight Time
Place:	Duquesne Club 325 Sixth Avenue, Pittsburgh, PA 15222

Proposals:

1.	To elect eight members of our board of directors.
2.	To approve our 2020 Long Term Incentive Plan.
3.	To approve an advisory resolution on our executive compensation.
4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:

You can vote if you were a shareholder of record on March 16, 2020.

If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least fifteen (15) days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting of Shareholders.

Admission to the Meeting:

Only holders of our common stock or their authorized representatives by proxy may attend the meeting. If you are a shareholder of record and plan to attend the meeting, please mark the appropriate box on the proxy card. If your shares are held through an intermediary, such as a broker or a bank, you must present proof of your ownership as of March 16, 2020. Proof of ownership could include a proxy card from your bank or broker or a copy of your account statement. All attendees will need to present valid photo identification for admission to the meeting.

By Order of the Board of Directors

Stephanie L. Apostolou

General Counsel and Secretary

March 30, 2020

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to Be Held on May 6, 2020

A complete copy of this proxy statement and our annual report for the year ended December 31, 2019 are also available at www.proxydocs.com/KOP.

2020 PROXY SUMMARY

2020 Proxy Summary

This 2020 Proxy Summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider before voting, and we strongly encourage you to carefully read the entire proxy statement before voting.

General Information About This Annual Meeting

Date and Time:	Wednesday, May 6, 2020 at 10:00 a.m. Eastern Daylight Time

Location:	Duquesne Club, 325 Sixth Avenue, Pittsburgh, PA 15222

Record Date:	March 16, 2020

Voting:	Shareholders as of the record date have one vote for each share held on the record date for each proposal.

Who can vote (page 58)

You are entitled to vote if you owned shares of our common stock at the close of business on the record date, March 16, 2020. This proxy statement and the related proxy materials were first mailed to shareholders and made available on the internet on or about March 30, 2020.

How to cast your vote (page 58)

You may vote your shares by proxy or in person at the annual meeting. If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the postage prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

Proposals to be Considered and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference
• Elect eight members of the board of directors	FOR each director nominee	1
• Approve our 2020 Long Term Incentive Plan	FOR	46
• Approve an advisory resolution on our executive compensation	FOR	56
• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020	FOR	57

Board Nominees

Name	Age	Director Since	Independent	Committee Memberships
Leroy M. Ball	51	2015	No	SC
Xudong Feng, Ph.D.	61	2009	Yes	MDC; NCG; SC (Chair)
Traci L. Jensen	53	2018	Yes	AC; MDC; SRC; SC
David L. Motley	61	2018	Yes	AC; NCG (Chair); SRC
Albert J. Neupaver	69	2009	Yes	AC; MDC; SRC (Chair)
Louis L. Testoni	70	2013	Yes	AC (Chair); NCG; SRC
Stephen R. Tritch	70	2009	Yes	SC
Sonja M. Wilkerson	59	2018	Yes	MDC (Chair); NCG; SC

AC	Audit Committee
MDC	Management Development and Compensation Committee
NCG	Nominating and Corporate Governance Committee
SRC	Strategy and Risk Committee
SC	Sustainability Committee (formerly the Safety, Health and Environmental Committee)

2019 Performance Highlights1:

•

Consolidated sales of $1.773 billion, increased by $62.6 million, or 3.7 percent, as compared to $1.710 billion in the prior year. 2019 sales represented the third consecutive year of growth as well as the highest level of revenues in the history of the company.

•

Net income attributable to Koppers for 2019 was $66.6 million compared with net income of $23.4 million in the prior year. As adjusted, earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $210.8 million, compared with $221.6 million in the prior year.

•	Adjusted EBITDA margin for 2019 was 11.9% compared with 13.0% in the prior year.

•	We achieved diluted earnings per share (“EPS”) of $3.16 for fiscal year 2019 compared with $1.10 in the prior year. As adjusted, EPS was $3.31 compared with $3.50 in the prior year.

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2020 PROXY SUMMARY

Executive Compensation Highlights:

In awarding compensation to each of our named executive officers (“NEOs”) in 2019 our management development and compensation committee considered the company’s overall performance for the year. The table below reflects, for each NEO, the total direct compensation awarded in 2019, computed in accordance with SEC regulations.

			Long-Term Incentive
NEO	Base Salary	Annual Cash Incentive	PSUs	Stock Options	RSUs	Total Direct Compensation
Leroy M. Ball	$857,719	$864,634	$1,746,723	$692,535	$461,684	$4,623,295
Michael J. Zugay	$399,641	$241,694	$ 369,873	$146,651	$ 97,759	$1,255,618
Steven R. Lacy	$446,263	$269,829	$ 412,954	$163,721	$109,130	$1,401,897
James A. Sullivan	$408,766	$247,193	$ 453,980	$179,999	$119,995	$1,409,933
Douglas J. Fenwick	$299,316	$176,306	$ 269,809	$106,974	$ 71,315	$ 923,720

Our Summary Compensation Table can be found on page 27. In accordance with SEC regulations, the Summary Compensation Table also reports amounts for Changes in Pension Value, Nonqualified Deferred Compensation Earnings and All Other Compensation.

Key Pay-for-Performance Features of Our Executive Compensation Program:

•	Total compensation consists primarily of base salary, an annual cash incentive and long-term equity incentives.

•	Our NEOs received annual incentive awards at 103% of their targets.

•

Long-term incentives comprise a significant portion of the executives’ total compensation package, with, generally, approximately 50% of the total dollar value of such awards consisting of performance-based restricted stock units (“PSUs”) with multi-year performance objectives and a three-year period for vesting (if the applicable performance objective is achieved).

•	PSUs do not vest unless a threshold level of performance is surpassed.

•	Executives receive only limited perquisites, all of which are for business-related purposes.

Corporate Governance Highlights:

Majority Voting and Director Resignation Policy

Our board is subject to a majority voting requirement; any director not receiving a majority of votes cast (excluding abstentions) in an uncontested election must tender his or her resignation to the board.

Term Limits for Directors

All directors, other than our CEO, who are first elected to the board of directors after August 2, 2017, will have a term limit of 15 years, unless the board approves an exception to this limit, which the board has the authority to do on a case-by-case basis.

Age Limits for Directors

A director is not eligible to stand for re-election if he or she has reached 74 before the date of election, unless the board approves an exception to this limit, which the board has authority to do on a case-by-case basis.

Declassified Board Structure	Our entire board is re-elected every year; we have no staggered elections.
Annual Board and Committee Self-Evaluations	Our board and committees engage in thorough self-evaluations on an annual basis.
No Poison Pill	The company currently does not have a poison pill in place.
Independent Board	Our board is comprised of all independent directors, other than Mr. Ball, and our independent directors regularly meet in executive sessions.
Stock Ownership Guidelines for Directors and Stock Ownership Requirements for Executive Officers

We have adopted stock ownership guidelines for directors and stock ownership requirements for executives that encourage a long-term perspective and ensure that the interests of directors and executives are closely aligned with shareholders.

Corporate Governance Guidelines	We have adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines are reviewed at least annually.
Strong Board Attendance	In 2019, we had cumulative director attendance of 98% at board and committee meetings.

1 On pages iv-v, 16 and 18-21, we refer to our 2019 adjusted EBITDA, adjusted EBITDA margin and adjusted EPS results. Adjusted EBITDA, adjusted EBITDA margin and adjusted EPS are non-GAAP measures, which provide information useful to investors in understanding the underlying operational performance of our company, its business and performance trends, and facilitates comparisons between periods. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses the company’s performance. In addition, our board of directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plan. The adjustments to EBITDA, EBITDA margin and EPS, as well as reconciliations to the most directly comparable GAAP measures, are set forth in Annex A of this proxy statement. These reconciliations also reflect how adjusted EBITDA is calculated for purposes of compensation.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

We are asking shareholders to elect the eight nominees named in this proxy statement to serve on the board of directors of Koppers Holdings Inc. (the “company,” “Koppers,” “we” or “us”) until the 2021 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

Each nominee currently serves on our board of directors and has been nominated for election by our nominating and corporate governance committee and approved by our board. The board has nominated Leroy M. Ball, Xudong Feng, Ph.D., Traci L. Jensen, David L. Motley, Albert J. Neupaver, Louis L. Testoni, Stephen R. Tritch and Sonja M. Wilkerson for election.

Each nominee who is elected as a director will hold office for the length of their term or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

As set forth in our corporate governance guidelines, all directors, other than our CEO, who are first elected to the board of directors after August 2, 2017, will have a term limit of 15 years, unless the board approves an exception to this limit, which the board has the authority to do on a case-by-case basis. In addition, a director will not be eligible to stand for re-election as a director where he or she has reached the age of 74 before the date of election, unless the board approves an exception to this guideline, which the board has the authority to do on a case-by-case basis.

Vote Required

In any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected.

If any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the board of directors within ten days following certification of the election results. The nominating and corporate governance committee of the board of directors, or such other committee as the board may designate, will then recommend to the board whether to accept or reject such director’s resignation, or whether other action should be taken. The nominating and corporate governance committee may consider any factors it considers appropriate or relevant in considering whether to accept or reject a director’s resignation, or whether other action should be taken. The board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision within 120 days following the date of the certification of the election results. If the tendered resignation is accepted by the board, the board may fill the resulting vacancy or decrease the number of directors comprising the board in accordance with our bylaws.

Your proxy will be voted “FOR” the election of the nominees set forth in the proxy card, unless you vote against, or abstain from voting for or against, one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Director Qualifications

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad- based business skills and experiences, prominence and reputation in their profession, global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The board of directors recommends a vote “FOR” the election of all eight nominees.

Biographical Summaries of Nominees

NOMINEES

Leroy M. Ball

Age 51

Director Since 2015

Mr. Ball has served as President and Chief Executive Officer of the company and Koppers Inc., our wholly-owned subsidiary, since January 2015. From August 2014 through December 2014, Mr. Ball served as Chief Operating Officer of the company and Koppers Inc. and from May 2014 until August 2014, Mr. Ball served as both Chief Operating Officer and Chief Financial Officer of the company and Koppers Inc. Mr. Ball served as Vice President and Chief Financial Officer of the company and Koppers Inc. from September 2010 to May 2014. Prior to joining Koppers, Mr. Ball was Senior Vice President and Chief Financial Officer of Calgon Carbon Inc., a provider of services, products and solutions for purifying water and air, since 2002. Mr. Ball has been a director of Koppers Inc. since May 2013. Mr. Ball has served as a director of Allegheny Technologies Incorporated, a public company and global manufacturer of technically advanced specialty materials and complex components, since February 2019.

Mr. Ball has significant leadership experience in global businesses and valuable financial expertise and experience. As the only current management representative on our board, Mr. Ball enhances board discussions by providing an insider’s perspective on the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

Xudong Feng, Ph.D.

Age 61

Director Since 2009

Dr. Feng serves as Director of Science and Technology and Global Analytical Sciences of PPG Industries, Inc., a public company and a global supplier of paints, coatings, optical products, and specialty materials, effective as of March 2, 2020. Previously, Dr. Feng served as Director of Research, Industrial and Packaging Coatings of PPG Industries, Inc. since June 2018. In addition, Dr. Feng has served as the Chief Executive Officer of ImmunArtes LLC, a biotech startup company, since November 2017. From September 2012 to June 2018, Dr. Feng held the positions of Executive Director and subsequently the Senior Associate Dean for Budget and Strategy of the University of Chicago’s Institute for Molecular Engineering, an interdisciplinary research institute and academic unit of a private research university.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with PPG Industries, Inc., Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions. In addition, her insights into international business development, particularly in Asian markets, contribute to the board’s consideration of operations in that region.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Traci L. Jensen

Age 53

Director Since 2018

Ms. Jensen has served as Vice President, Global Business Process Improvement, at H.B. Fuller Company, a global adhesives manufacturer based out of St. Paul, Minnesota, since January 2020. From September 2016 to January 2020, Ms. Jensen served as Senior Vice President, Global Construction Adhesives, at H.B. Fuller Company. Ms. Jensen served as Senior Vice President, Americas Adhesives, at H.B. Fuller Company from January 2012 to September 2016. Additionally, Ms. Jensen serves on the board of H.B. Fuller Foundation and previously served as Executive Committee Chairman on the Adhesives and Sealants Council.

Ms. Jensen’s experience in international operations within the chemicals industry and unique chemicals industry insights, developed through her leadership responsibilities in areas such as manufacturing, sales, marketing, research and development, and human resources, bring important perspective to the board’s discussions. In particular, Ms. Jensen’s international expertise contributes to the board’s consideration of our global operations.

David L. Motley

Age 61

Director Since 2018

Mr. Motley has served as Managing Partner with BlueTree Venture Fund, a venture fund based in Pittsburgh, Pennsylvania, since April 2012. In addition, Mr. Motley has served as Chief Executive Officer and President of MCAPS, LLC, a professional services company, since January 2018. From February 2011 to July 2017, Mr. Motley served as Senior Managing Partner of Headwaters SC, a private equity advisory services company.

During his career, Mr. Motley has served in various leadership roles involving strategic planning, business group management, mergers and acquisitions, and corporate portfolio management. With more than 30 years of experience in consulting with executive management across multiple industries, Mr. Motley has been instrumental in developing corporate diversity initiatives in the U.S. and has also served as a director on various non-profit charitable and educational organizations. Mr. Motley is also an experienced board member, having served as a director of F.N.B. Corporation, a public financial services corporation, since July 2013. In addition to his board experience, Mr. Motley’s knowledge and experience in corporate strategy, mergers and acquisitions and other corporate growth initiatives deliver valuable insight to the board and enhance Mr. Motley’s ability to evaluate these matters as a member of our board.

Albert J. Neupaver

Age 69

Director Since 2009

Mr. Neupaver has served as the Chairman and subsequently the Executive Chairman of Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry, since May 2017. From May 2014 to May 2017, Mr. Neupaver served as the Executive Chairman of Westinghouse Air Brake Technologies Corporation. From February 2006 until May 2014, Mr. Neupaver served as the President and Chief Executive Officer of Westinghouse Air Brake Technologies Corporation. His operational knowledge and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the President of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, from January 2009 to February 2013 and a director of Genesee & Wyoming Inc., a public company and owner/operator of short line and regional freight railroads, from October 2015 to December 2019. His other affiliations include service on the board of directors of the Carnegie Science Center, the board of trustees of the Carnegie Museums of Pittsburgh and the Children’s Hospital Foundation Board. Mr. Neupaver’s experience as a chief executive officer allows him to better assess our operational risks and growth opportunities.

Louis L. Testoni

Age 70

Director Since 2013

Mr. Testoni has served as a member of the board of directors of ABARTA, Inc., a private holding company, since April 2011, and has served as Independent Lead Director since January 2019. Mr. Testoni has also served as the Lead Independent Director for Control Concepts Corporation, Inc., a family-owned business, since 2015, and as a member of the board of advisors of Henderson Brothers, Inc., a privately-held insurance agency, since December 2012. Mr. Testoni served as an executive in residence at the University of Pittsburgh Katz School of Business, a major public university, from September 2012 until June 2016. From September 2007 through June 2010, Mr. Testoni served as the Lake Erie Market Managing Partner of PricewaterhouseCoopers LLP, an international professional services firm.

Mr. Testoni’s board experience also includes his position as a member of the board of trustees of The Frick Art and Historical Center and as a member of the board of Achieving The Dream, Inc., a non-profit seeking to bring under-educated urban youth into colleges for advanced education and technical training. Mr. Testoni also previously served as Chairman of the board of trustees of the Carnegie Library of Pittsburgh and as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members. In addition to his broad board experience, Mr. Testoni’s financial background offers the board a key perspective and depth on financial and accounting matters.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Stephen R. Tritch

Age 70

Director Since 2009

Mr. Tritch served as the Chief Executive Officer of Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, from June 2002 to June 2008. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. His business acumen and proven leadership skills developed through years of managing this international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

An experienced board member, Mr. Tritch served as the Chairman of the board of Westinghouse Electric Company from June 2006 until his retirement in June 2010. He also served as Chairman of the audit committee of Westinghouse Electric Company. Mr. Tritch served as a director of The Shaw Group, Inc., a public company and a global provider of pumping systems, engineering procurement and construction services, from April 2009 to February 2013. Mr. Tritch has served as a director of Charah Solutions, Inc., a leading provider of mission critical environmental and maintenance services to the power generation industry, since June 2018, and currently serves as Chairman of its board. His additional leadership roles include past service as the Chairman of the board of trustees at the University of Pittsburgh and as a former member of the board of trustees of the John Heinz History Center.

Sonja M. Wilkerson

Age 59

Director Since 2018

Ms. Wilkerson has served as the Executive Vice President and Chief Human Resource Officer of Bloom Energy Corporation, which designs, manufactures and sells solid-oxide fuel cell systems, since January 2019. From December 2016 to January 2019, Ms. Wilkerson served as the Senior Vice President, Human Resources, at Infinera Corporation, a vertically integrated packet-optical solutions provider, serving the largest network operators in the world. From November 2014 to December 2016, Ms. Wilkerson served as Vice President, Human Resources, at Hewlett Packard Enterprise. From October 2004 to October 2014, Ms. Wilkerson served as Director, Human Resources, at Cisco Systems.

Ms. Wilkerson brings years of global and diverse experience having served as a Vice President of Administration, responsible for human resources, information technology and facilities management for both domestic and international operations. In addition, Ms. Wilkerson has led merger integration activities and successfully managed the joining of diverse international cultures. Ms. Wilkerson’s depth of experience in human resources and talent management, especially with respect to planning for the workforce of the future, serve as a unique resource and valuable viewpoint in the board’s discussions.

Board Meetings and Committees

Board Meetings

Our corporate governance guidelines provide that our directors are expected to attend the meetings of the board, the board committees on which they serve and the annual meeting of shareholders. All directors then in office typically attend all committee meetings. All directors then in office attended our 2019 annual meeting of shareholders.

During 2019, the board held eight meetings. Each incumbent director attended at least 75 percent of the aggregate number of meetings of our board and of the committees on which he or she sat, and the cumulative attendance at meetings of our board and committees of our board during 2019 was 98 percent.

Board Committees

Our board of directors currently has five standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, a strategy and risk committee and a sustainability committee (formerly the safety, health and environmental committee). Descriptions of these committees are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219.

Our shares of common stock are listed on the New York Stock Exchange, or NYSE. We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we refer to as the SEC, including the rules relating to independent members on certain of our board committees. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the NYSE rules.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Audit Committee	Members: Louis L. Testoni (Chair, Audit Committee Financial Expert), Traci L. Jensen, David L. Motley, Albert J. Neupaver

All Members Independent 6 meetings in 2019	Responsibilities. The audit committee’s responsibilities include oversight of the integrity of our financial statements; the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor; review of the independence of our independent auditor; resolution of disagreements between our management and our independent auditor and oversight of our internal audit function. The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Overseeing the Integrity of our Financial Statements. The audit committee’s responsibilities include oversight of the integrity of our financial statements, which entails:

•  Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•  Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•  Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to significant audit issues or concerns and management’s response thereto;

•  Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•  Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•  Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports.

Appointment and Supervision of the Independent Auditor. In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•  Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•  Reviewing all non-audit services proposed to be provided by the independent auditor;

•  Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•  Reviewing the qualifications and performance of the independent auditor and the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•  Reviewing and approving, as appropriate, the compensation of the independent auditor.

Receipt and Treatment of Complaints. The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Management Development and Compensation Committee	Members: Sonja M. Wilkerson (Chair), Xudong Feng, Traci L. Jensen, Albert J. Neupaver

All Members Independent 6 meetings in 2019	Responsibilities. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Conduct and are commensurate with the high standards of performance expected of our directors and officers.

Director and Executive Compensation. The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once every two years. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation and, based in part on recommendations from our chief executive officer, the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive compensation plans.

Administration of Incentive Compensation Plans. The management development and compensation committee is charged with administering our cash-based and equity-based incentive compensation plans, which we refer to as incentive compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

Succession Planning. At least annually, after considering the recommendations of management, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management.

Use of Advisers. The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. The committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors retained by the committee and may select a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, as required by NYSE rules.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee	Members: David L. Motley (Chair), Xudong Feng, Louis L. Testoni, Sonja M. Wilkerson

All Members Independent 6 meetings in 2019	Recommendations for Director Candidates. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates. The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management.

Oversight of the Evaluation of the Board and Management. The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers).

Corporate Governance Matters. The committee is committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the committee developed and recommended to the board of directors a set of corporate governance guidelines. The committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, bylaws, the Code of Conduct and the Code of Ethics Applicable to Senior Officers at least once every two years. The committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Conduct, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Strategy and Risk Committee	Members: Albert J. Neupaver (Chair), Traci L. Jensen, David L. Motley, Louis L. Testoni

All Members Independent 3 meetings in 2019

The committee’s responsibilities include, among other things:

•  Advising the board and management regarding long-range planning in the areas of transactions, financial matters, shareholder engagement, risk management and related matters;

•  Assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks;

•  Reviewing significant relationships with analysts, shareholders, financing sources and related parties;

•  Reviewing and advising the board and management regarding the company’s strategic planning process;

•  Staying abreast of activities of the company’s shareholders and other stakeholders;

•  Monitoring shareholder turnover;

•  Reviewing governance as it pertains to the company’s shareholder base; and

•  Preparing in advance in order to respond to engagement from the company’s shareholders.

Sustainability Committee (formerly the Safety, Health and Environmental Committee)	Members: Xudong Feng (Chair), Leroy M. Ball, Traci L. Jensen, Stephen R. Tritch, Sonja M. Wilkerson

3 meetings in 2019	Our sustainability committee (formerly the safety, health and environmental committee) is responsible for reviewing our policies and practices that address safety (occupational and process), health, the environment, security, product stewardship and sustainability and significant legislative, regulatory and social trends and developments concerning safety (occupational and process), health, the environment, security, product stewardship and sustainability issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety (occupational and process), health, the environment, security, product stewardship and sustainability and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The sustainability committee’s charter requires the committee to meet regularly with the relevant executive officers and managers accountable for safety (occupational and process), health, the environment, security, product stewardship and sustainability.

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CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices,” which promote the long-term interests of shareholders and strengthen board and management accountability.

Our corporate governance guidelines address matters such as:

•	the selection and composition of the board;

•	board leadership;

•	board performance;

•	the board’s relationship to senior management;
•	meeting procedures;

•	committee matters;

•	leadership development; and

•	stock ownership guidelines for non-employee directors.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219.

Director Independence

For a director to qualify as independent, our board must affirmatively determine that a director does not have a material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the company). Our board has established its own guidelines for what constitutes independence for directors (which are included in our corporate governance guidelines available on our website at www.koppers.com) which conform to, or are more exacting than, the independence requirements of the NYSE. In making its independence determinations, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

Our Guidelines on Independence

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to help determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;
•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of such internal or external auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the consolidated gross revenues of the company with which he or she is so associated;

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CORPORATE GOVERNANCE MATTERS

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization exceed the greater of $1.0 million or two percent of that organization’s consolidated gross revenues (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Our Board’s Independence Determinations

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Dr. Feng, Ms. Jensen, Mr. Motley, Mr. Neupaver, Mr. Testoni, Mr. Tritch and Ms. Wilkerson each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Ball is not independent.

Board Leadership Structure

Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders. Mr. Tritch, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions.

Executive Sessions

Our independent directors meet at regularly scheduled executive sessions without management. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the independent Presiding Director. The independent Presiding Director presides over the executive sessions of the independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The independent Presiding Director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

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CORPORATE GOVERNANCE MATTERS

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our chief compliance officer, and our independent auditor. In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees as follows:

Committee	Risk Oversight Responsibilities
Audit

•  Review with management and our independent auditor the company’s risk assessment and risk management practices and discuss policies with respect to risk assessment and risk management

•  Oversee the company’s risk policies and processes relating to financial statements, financial systems, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating such risks

Nominating and Corporate Governance	• Manage risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance
Management Development and Compensation	• Review risks associated with human capital, employee benefits and executive compensation
Strategy and Risk

•  Assess and provide oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks

Sustainability	• Review and oversee the company’s programs and performance related to safety (occupational and process), health, the environment, security, product stewardship and sustainability

Code of Conduct and Code of Ethics

Our board of directors has adopted a Code of Conduct for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. The Code of Conduct covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Conduct and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests. We intend to post on our website all disclosures that are required by law, the SEC rules or the NYSE rules concerning any amendments to, or waivers from, any provision of our codes.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board or the non-management directors as a group may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting practices, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

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CORPORATE GOVERNANCE MATTERS

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. With respect to the 2021 election of directors, your recommendation to the nominating and corporate governance committee must be received by our corporate secretary on or before November 30, 2020 in accordance with SEC Rule 14a-8.

Pursuant to our bylaws, in order to recommend a nominee for election at our annual meeting a shareholder must provide advance notice of such nomination (1) if the meeting is to be held on a date that is within 30 days before or 30 days after the anniversary date of the prior annual meeting, not less than 120 days nor more than 150 days prior to such annual meeting, or (2) if the meeting is to be held on a date that is not within 30 days before or 30 days after the prior annual meeting, not later than the tenth day following the day on which notice of the date of the meeting was mailed or the first public disclosure of the date of such meeting was made, whichever occurs first. In the case of a special meeting to elect directors, notice must be received no later than the tenth day following the earlier of the day on which notice was mailed or the first public disclosure of the date of such meeting. Any such notice must set forth, among other things: (1) the name, age, address and principal occupation of the nominee; (2) a representation that the notifying shareholder intends to appear in person or by proxy to nominate the nominee; (3) the class and number of shares beneficially owned by the nominee; (4) the number of shares to be voted by the notifying shareholder for the nominee; (5) a description of all arrangements between the notifying shareholder and the nominee and other persons pursuant to which the nomination is to be made; (6) all information about the nominee that would be required to be disclosed in a proxy statement (including a written consent to serving as director); and (7) a written representation and agreement, (i) disclosing, and providing that if elected that he or she will disclose, any agreement with any person as to how such nominee will act or vote, (ii) disclosing, and providing that if elected that he or she will disclose, any other commitments that could interfere with his or her fiduciary duties, (iii) disclosing, and providing that if elected that he or she will disclose, any agreement with any person with respect to direct or indirect compensation or indemnification for services as director, and (iv) providing that if elected that he or she will comply with all applicable corporate governance, conflict of interest, stock ownership, trading, and other policies and guidelines.

As to the shareholder giving notice, any beneficial owner on whose behalf the nomination is made, and any person controlled by or controlling such shareholder and beneficial owners, such notice must set forth: (1) their name and address; (2) class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company; (3) a representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders; (4) whether hedging or other transactions have been made to mitigate a loss of such person; and (5) any other information relating to each party that would be required to be disclosed in a proxy statement.

All notices provided must be updated so that the information provided is true and correct as of the record date and as of the date that is ten business days prior to the meeting.

The company may also require any nominee to submit to background checks and an in-person interview and furnish such other information as reasonably required to determine the eligibility of the nominee to serve as an independent director or that could be material to the understanding of independence.

Under our bylaws, no nominations may now be made by shareholders for the 2020 annual meeting.

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CORPORATE GOVERNANCE MATTERS

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), reviewing our annual report on Form 10-K prior to the filing of such report with the SEC, and reviewing our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q with the SEC.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019, with management and with KPMG LLP, our independent auditor for 2019. The audit committee has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the PCAOB. The audit committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2019 the audit committee received frequent reports from our director of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with KPMG LLP their independence. The audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act of 2002) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in its charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

Louis L. Testoni (Chairman)	David L. Motley
Traci L. Jensen	Albert J. Neupaver

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

Sonja M. Wilkerson (Chairman)

Xudong Feng

Traci L. Jensen

Albert J. Neupaver

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COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 16, 2020, by directors, the NEOs, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)
Xudong Feng	27,510
Traci L. Jensen	5,704
David L. Motley	5,704
Albert J. Neupaver	54,252
Louis L. Testoni	24,274
Stephen R. Tritch	29,783
Sonja M. Wilkerson	5,704
Leroy M. Ball	475,373
Michael J. Zugay	117,385
Steven R. Lacy	167,488(4)
James A. Sullivan	108,039
Douglas J. Fenwick	33,517(5)
All Directors and Executive Officers as a Group (15 in total)	1,098,959

(1)

Includes the following amounts of common stock that the following individuals and the group have the right to acquire on or within 60 days after March 16, 2020 through the exercise of stock options or vesting of restricted stock units: Mr. Ball, 247,297; Mr. Zugay, 57,471; Mr. Lacy, 101,462; Mr. Sullivan, 54,889; and Mr. Fenwick, 19,270; 3,936 restricted stock units for Dr. Feng, Ms. Jensen, Mr. Motley, Mr. Neupaver, Mr. Testoni, Mr. Tritch and Ms. Wilkerson; and all directors and executive officers as a group, 506,273.

(2)

The total number of shares beneficially owned by Mr. Ball and by all directors and executive officers as a group constitutes approximately 2.2% and 5.1%, respectively, of the outstanding shares of our common stock as of March 16, 2020 plus shares of our common stock deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. The total number of shares beneficially owned by each other individual listed in the table above constitutes less than 1.0% of the outstanding shares of our common stock as of March 16, 2020.

(3)	Amounts reported for executive officers include unvested time-based restricted stock units.

(4)	Mr. Lacy ceased being an executive officer pursuant to Rule 3b-7 under the Securities Exchange Act of 1934 effective as of March 1, 2020.

(5)	Mr. Fenwick ceased being an executive officer pursuant to Rule 3b-7 under the Securities Exchange Act of 1934 effective as of February 14, 2020.

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COMMON STOCK OWNERSHIP

Beneficial Owners of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 16, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	3,065,477	14.63%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	2,180,789	10.41%
Fuller & Thaler Asset Management, Inc.(3) 411 Borel Avenue, Suite 300 San Mateo, CA 94402	1,609,255	7.68%

(1)

According to the amended Schedule 13G filed February 4, 2020, BlackRock, Inc. beneficially owns 3,065,477 shares of our common stock and has sole dispositive power over such shares. BlackRock, Inc. has sole voting power over 3,028,026 shares.

(2)

According to the amended Schedule 13G filed February 12, 2020, The Vanguard Group, Inc. beneficially owns 2,180,789 shares of our common stock and has sole dispositive power over 2,147,574 shares, shared dispositive power over 33,215 shares, sole voting power over 33,795 shares and shared voting power over 1,551 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,664 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,682 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(3)

According to the amended Schedule 13G filed February 14, 2020, Fuller & Thaler Asset Management, Inc. beneficially owns 1,609,255 shares of our common stock and has sole dispositive power over such shares. Fuller & Thaler Asset Management, Inc. has sole voting power over 1,575,496 shares.

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EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary
Our Compensation Philosophy

Our management development and compensation committee (which we refer to as the committee) makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders by attracting and retaining executives who will be inspired and motivated to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies.

Our Pay Practices	What we do:	What we don’t do:
	✓ Directly link a significant portion of pay to performance	× No change in control tax gross-ups
	✓ Weigh long-term incentives more heavily in favor of performance-based awards	× No new participants in our Pension or Supplemental Executive Retirement Plans
	✓ Require compliance with stock ownership requirements	× No stock options with exercise price below market
	✓ Engage an independent consultant	× No hedging, pledging or short sales of our stock
✓ Maintain the ability to clawback compensation in connection with a financial restatement
Our Performance

• Consolidated sales of $1.773 billion, increased by $62.6 million, or 3.7 percent, as compared to $1.710 billion in the prior year. 2019 sales represented the third consecutive year of growth as well as the highest level of revenues in the history of the company.

• Net income attributable to Koppers for 2019 was $66.6 million compared with net income of $23.4 million in the prior year. As adjusted, EBITDA was $210.8 million, compared with $221.6 million in the prior year.

• Adjusted EBITDA margin for 2019 was 11.9% compared with 13.0% in the prior year.

• We achieved diluted EPS of $3.16 for fiscal year 2019 compared with $1.10 in the prior year. As adjusted, EPS was $3.31 compared with $3.50 in the prior year.

Compensation of our Named Executive Officers

• Our NEOs received annual incentive awards at 103% of their targets.

• Long-term incentives represented, on average, 56% of our NEOs’ 2019 total direct compensation, 47% of which were in the form of performance-based awards.

• On average, base salaries for NEOs were increased in 2019 by 3.0% (other than for promotions) in order to bring base salaries closer to market median.

Our Named Executive Officers	This Compensation Discussion and Analysis describes the compensation of the following NEOs:
	Name	Current Title
	Leroy M. Ball	President and Chief Executive Officer
	Michael J. Zugay	Chief Financial Officer
	Steven R. Lacy	Assistant to the President of Koppers Inc.
	James A. Sullivan	Executive Vice President and Chief Operating Officer
	Douglas J. Fenwick	President, Performance Chemicals

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

•

Pay for Performance — A significant portion of the total compensation of our NEOs should be based on performance and at risk. We will pay our NEOs higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.
•

Pay Competitively — We believe that total compensation for our NEOs should generally approximate the market median at target performance. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue and complexity. Our peer group is listed below in the section called “Companies Used for Defining Competitive Compensation.”

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Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Components of Our Compensation Program

The compensation objectives for our NEOs are achieved through the following mix of components of target direct compensation for our CEO and our other NEOs, respectively, which are discussed in more detail later in this Compensation Discussion and Analysis.

CEO Target Direct Compensation	Other NEO Target Direct Compensation

•

Base Salary — Recognizes different levels of responsibility within the company and serves as the basis for establishing target payouts for annual cash incentives and long-term equity incentives. Base salaries achieve our objectives to attract and retain our executives.

•

Annual Cash Incentive or ACI — Variable annual cash awards, based upon adjusted EBITDA performance. Annual cash incentives serve to enhance our business growth and profitability by linking executive pay to corporate performance. Annual cash incentives achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

•

Long-Term Equity Incentives — Generally comprised of PSUs, stock options and time-based restricted stock units (“RSUs”). Long-term equity incentives focus executives on the achievement of long-term corporate goals and strengthen the retention value of our compensation program. Long-term equity incentives also achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

In addition to the components outlined above, our compensation program also provides our executives with retirement benefits and certain business-related perquisites. While we do not consider these benefits key components of our compensation program, they do assist in achieving our compensation objectives of attracting and retaining talented executives.

2019 Say-on-Pay Vote

We received strong support for our executive compensation program in the annual “say on pay” vote with over 98% approval at the 2019 annual meeting. The committee believes these results reflect our shareholders’ affirmation of our executive compensation program. Nevertheless, the committee regularly reviews and adjusts the program as needed to ensure it remains competitive and aligned with the best interests of the company and its stakeholders.

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Our Compensation-Setting Process

Through the course of our compensation-setting process:

•	The independent members of our board make CEO compensation decisions, based on the recommendation of the committee;

•	The independent members of the board make compensation decisions regarding the other NEOs, based on the recommendation of the committee and the CEO; and

•	The committee is advised by an independent compensation consultant.

As in prior years, the fiscal year 2019 compensation decisions for our NEOs were made in three steps.

Steps	When
1. Design Program – The program for the year is approved (including targeted levels of annual and long-term pay, fixed and incentive compensation, and any base salary adjustment).	Beginning of fiscal year

2. Establish Range of Compensation Opportunities – Incentive compensation opportunities are set based on corporate performance. Minimum, target, and maximum performance levels and payouts are established for incentive awards.

Beginning of fiscal year
3. Review Performance – Performance is reviewed and incentive pool amounts are approved which leads to decisions about annual cash incentive awards and performance-based long-term equity awards.	Beginning of next fiscal year

The committee may use its judgment to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the NEOs. The committee believes that it is in the best interest of the company and its shareholders that the committee have sufficient latitude to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Overview of 2019 Operating Performance and Summary of Annual Cash Incentive Determinations

Our 2019 results reflected our success in advancing our company’s strategy to be the global leader in wood-preservation based technologies and expanding our profitability. Specifically, we achieved the following operational milestones in 2019:

•

Consolidated sales of $1.773 billion, increased by $62.6 million, or 3.7 percent, as compared to $1.710 billion in the prior year. 2019 sales represented the third consecutive year of growth as well as the highest level of revenues in the history of the company.

•	Net income attributable to Koppers for 2019 was $66.6 million compared with net income of $23.4 million in the prior year. As adjusted,
EBITDA was $210.8 million, compared with $221.6 million in the prior year.

•	Adjusted EBITDA margin for 2019 was 11.9% compared with 13.0% in the prior year.

•	We achieved diluted EPS of $3.16 for fiscal year 2019 compared with $1.10 in the prior year. As adjusted, EPS was $3.31 compared with $3.50 in the prior year.

As a result of our financial performance in 2019, annual cash incentives were paid to each of our NEOs, as discussed below.

Overview of 2019 NEO Compensation. Our 2019 actual NEO compensation includes both short- and long-term incentives established using financial metrics. In addition to base salary, this structure, shown graphically below, includes an annual cash incentive and long-term equity incentives, comprised of PSUs, stock options and RSUs.

For our CEO, Mr. Ball, approximately 81 percent of 2019 direct compensation is pay-at-risk, which is payable over time or determined based upon financial goals. For our other NEOs, on average approximately 69 percent of 2019 direct compensation is pay-at-risk.

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2019 CEO Actual Compensation Mix	2019 Other NEOs Average Actual Compensation Mix

The following represents the total direct compensation to our NEOs for 2019, computed in accordance with SEC regulations.

			Long-Term Incentive
NEO	Base Salary	Annual Cash Incentive	PSUs	Stock Options	RSUs	Total Direct Compensation
Leroy M. Ball	$857,719	$864,634	$1,746,723	$692,535	$461,684	$4,623,295
Michael J. Zugay	$399,641	$241,694	$369,873	$146,651	$97,759	$1,255,618
Steven R. Lacy	$446,263	$269,829	$412,954	$163,721	$109,130	$1,401,897
James A. Sullivan	$408,766	$247,193	$453,980	$179,999	$119,995	$1,409,933
Douglas J. Fenwick	$299,316	$176,306	$269,809	$106,974	$71,315	$923,720

Please see our Summary Compensation Table on page 27 which also reports amounts for Changes in Pension Value, Nonqualified Deferred Compensation Earnings and All Other Compensation.

2019 Compensation Decisions and Performance

Base Salary. As part of setting pay mix and structure for 2019, the committee evaluated NEO base salaries. Annual salary increases are neither automatic nor guaranteed, but determined by the committee after taking into consideration each NEO’s position with the company, their respective responsibilities and experience and peer company information for similar positions. Based on this evaluation, the following base salary increases were approved for the NEOs in 2019. All increases were effective April 1, 2019 and approved by the committee. A base salary increase of 7.0% was awarded to Mr. Fenwick for 2019 to reflect his new responsibility as President, Performance Chemicals, which he assumed on January 1, 2019.

NEO	Base Salary as of January 1, 2019	Base Salary as of April 1, 2019	Percentage Increase
Mr. Ball	$839,450	$864,450	3.0%
Mr. Zugay	$391,091	$402,791	3.0%
Mr. Lacy	$436,617	$449,817	3.0%
Mr. Sullivan	$399,989	$412,000	3.0%
Mr. Fenwick	$285,285	$304,485	7.0%

Annual Cash Incentives. In early 2019, the committee approved and the board ratified our annual incentive plan, which served as the company’s main annual incentive plan for salaried employees. The annual cash incentive payouts under the annual incentive plan are based upon: (1) each participant’s target total annual incentive (100% of salary for Mr. Ball and 60% of salary for the other NEOs) and (2) the company’s performance in relation to adjusted EBITDA targets contained in the plan. Adjusted EBITDA, as measured under the annual incentive plan, is defined as earnings before interest, taxes, depreciation and amortization, as adjusted by the committee in its discretion to account for certain items, as set forth on Annex A hereto.

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Taking all of these elements together, the committee’s framework for determining annual cash incentives for the NEOs can be expressed as follows:

(1)	The 2019 target total annual incentives for our NEOs were: Mr. Ball ($839,450), Mr. Zugay ($234,655), Mr. Lacy ($261,970), Mr. Sullivan ($239,993) and Mr. Fenwick ($171,171).

The committee established a target corporate adjusted EBITDA performance level of $207.0 million along with a range of incentive payouts at threshold, target and maximum performance levels, as set forth below.

Corporate Adjusted EBITDA	Performance	% of Target	% of Payout
Maximum	$248,440,800	120%	150%
Actual	$209,282,000	101%	103%
Target	$207,034,000	100%	100%
Threshold	$165,627,200	80%	50%

For 2019, the company achieved adjusted EBITDA performance of $209.3 million, as calculated for purposes of the annual cash incentives. This corresponded to achievement of 101% of target adjusted EBITDA performance and a 103% payout level, which resulted in the following annual cash incentives to our NEOs:

Annual Cash Incentive for Mr. Ball:

Annual Cash Incentive for Mr. Zugay:

Annual Cash Incentive for Mr. Lacy:

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Annual Cash Incentive for Mr. Sullivan:

Annual Cash Incentive for Mr. Fenwick:

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Long-Term Equity Incentives. Under our shareholder-approved 2018 Long Term Incentive Plan (the “LTIP”), in 2019, each NEO received his long-term incentive award in three primary forms (with the applicable weighting determined as described below): PSUs (50%), which measure our performance over a three-year period, stock options (30%) and RSUs (20%), which vest in annual installments of 25% over four years. The table below summarizes the material terms and conditions of the 2019 long-term incentive awards.

	PSUs	Stock Options	RSUs
What objective does the award serve?	PSUs align shareholder and management interests by focusing management on relative stock price appreciation.	Stock options align shareholder and management interests by providing a reward based solely on stock price appreciation.	RSUs align to shareholder interests and also help to retain participants (some of whom are currently eligible for retirement), as well as to attract the next generation of our senior management.
When do the awards vest?	Performance is measured over three years. PSUs granted prior to 2019 will vest, if at all, if the relevant threshold performance level is met at the end of the three-year performance period. PSUs granted in 2019 or later will be eligible to be earned in three separate tranches each representing one-third of the total award. The first tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a one-year performance period. The second tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a two-year performance period and the third tranche will be earned, if at all, if the relevant threshold performance level is met at the end of a three-year performance period. Subject to certain retirement and termination provisions, all shares will vest, if earned, if the participant remains in service through the third anniversary of the award date.	Vest in equal annual installments over four years	Vest in equal annual installments over four years

How do we measure performance for the PSUs?

For PSUs granted prior to 2019, performance is based upon the company’s TSR relative to the S&P Small Cap 600 Materials Index at the end of the applicable three-year period. PSUs will vest, if at all, on the third anniversary of the grant date provided that the participant continues in service until that date (subject to certain retirement and termination provisions) and based on a range of relative TSR achieved over the performance period set forth in the following table:

Relative TSR	Performance	% of Units to Vest
Outstanding	≥ 80th percentile	200%
	70th percentile	150%
Target	50th percentile	100%
	35th percentile	50%
Threshold	≤ 25th percentile	0%

The percentage vesting is interpolated on a straight-line basis for performance between levels above the threshold. If the company’s TSR is negative during the three-year performance period, then the cumulative number of units that may vest for such three-year period will be capped at either 100% of target (for awards granted in or before 2019) or 150% of target (for awards granted in 2020). For PSUs granted in 2019 or later, performance is based upon the same range of relative TSR, but, as described above, such PSUs will be eligible to be earned in three equal tranches based upon the company’s relative TSR achieved over one-year, two-year and three-year performance periods.

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We grant equity awards to executives on an annual basis using a grant date that occurs in the first quarter of each year following the release of the prior year’s earnings. We also periodically grant equity awards in connection with certain management events, such as the hiring or promotion of an executive or the achievement by an executive of extraordinary personal performance objectives. Each equity award granted to our executives has a grant date that was on or after the date on which the committee approved the award. It is possible that the committee may possess material nonpublic information when it approves awards. However, awards are granted only at certain times of the year or in connection with certain management events, and the committee does not try to achieve more advantageous grant dates in connection with the timing of the release of material nonpublic information.

The target dollar value of all equity awards to each NEO is determined based upon a multiplier of base salary. Once the total dollar value of the awards is determined for each NEO, the actual number of PSUs, stock options and RSUs is determined for each NEO as follows: 50 percent of the total dollar value is allocated to the PSU portion of the award, 30 percent of the total dollar value is allocated to the stock option portion of the award and 20 percent of the total dollar value is allocated to the RSU portion of the award. The committee then uses the closing price of our common stock on the NYSE on the grant date to determine the number of PSUs and RSUs awarded. To determine the number of stock options awarded, the committee divides the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which is determined in accordance with the Black-Scholes valuation method by an independent valuation consultant.

The granting of a combination of stock options, RSUs and PSUs falls within the range of peer group practices and has a strong performance orientation. Based on data provided by our compensation consultant, the long-term incentive portion of our NEO’s total direct compensation is aligned with peer group average practice.

Results for the 2017-2019 Performance-Based Restricted Stock Units. On December 31, 2019, the three-year performance period ended for the PSUs awarded in 2017. Our total shareholder return was measured against that of the S&P Small Cap 600 Materials Index (as described above) over the three-year period ended December 31, 2019. Our ranking on this performance measure was at the 56th percentile, resulting in payouts at 100% of target. The payouts were distributed in shares of our common stock, which vested on March 3, 2020. Payouts to the NEOs for the 2017-2019 PSUs were: Mr. Ball, 22,675 shares; Mr. Zugay, 5,211 shares; Mr. Lacy, 5,803 shares; Mr. Sullivan, 4,838 shares; and Mr. Fenwick, 2,947 shares.

Retirement Benefits. We maintain a defined contribution plan that permits U.S. salaried employees, including the NEOs, to contribute up to 60 percent of pay, subject to applicable limits for 401(k) plans. We match 100 percent of salaried employee contributions to the 401(k) plan on the first three percent of an employee’s salary contributed to the plan and match 50 percent on the next two percent of an employee’s salary contributed to the plan. We also maintain a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the NEOs, in our defined contribution plan under U.S. tax law. Under both plans, we make employer non-elective contributions tied to our financial performance. Employer contributions have not yet been made for 2019, however, we have assumed such contributions will be paid for 2019 and the corresponding amounts are included in the tables below.

Mr. Lacy is covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, a tax-qualified pension plan that we refer to as the salaried plan, the Retirement Income Restoration Plan, a non-qualified excess defined benefit plan that we refer to as SERP l, and the Supplemental Executive Retirement Plan, a non-qualified excess defined benefit plan that we refer to as SERP II. No other NEOs participate in the salaried plan, SERP I or SERP II. Mr. Lacy is also covered under our Survivor Benefit Plan, which makes him eligible for a post-retirement survivor benefit. No other NEOs are covered under our Survivor Benefit Plan. More information on the salaried plan, SERP I, SERP II and the Survivor Benefit Plan can be found under 2019 Pension Benefits on pages 33 and 34.

Perquisites and Other Benefits. We provide a limited number of perquisites and other benefits to certain of our NEOs, which include club dues, parking and executive physicals. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the “All Other Compensation” column of the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 27.

Our NEOs also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits

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package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Compensation Policies and Practices

Compensation and Risk. The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s performance;

•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term stock price appreciation; and
•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Role of Consultants. In accordance with its authority to retain advisors, in early 2019, the committee engaged Meridian Compensation Partners, LLC (“Meridian”) as outside consultants to advise the committee with respect to 2019 compensation design decisions.

Meridian does not advise our management, or receive any other compensation from us. In its role as independent advisor to the committee, Meridian provided advice to the committee from time to time on various executive compensation matters including conducting an annual competitive compensation analysis, which Meridian prepared for the committee in early 2019.

In compliance with the SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, Meridian provided the committee with a completed questionnaire addressing each of the six independence factors enumerated in the SEC requirements. Their responses affirm the independence of Meridian and the partners, consultants, and employees who service the committee on executive compensation matters and governance issues.

Companies Used for Defining Competitive Compensation. As stated above, one of the committee’s principles is to target the compensation of our NEOs within a range of the market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity. For purposes of 2019 compensation decisions, the peer group selected by the committee, in consultation with Meridian, consisted of the following:

Aegion Corporation	H.B. Fuller Company	Simpson Manufacturing Co., Inc.
Armstrong World Industries, Inc.	Hillenbrand, Inc.	Standex International Corporation
Cabot Corporation	Innospec, Inc.	Stepan Company
EnPro Industries, Inc.	Louisiana-Pacific Corporation	Sterling Construction Company, Inc.
Ferro Corporation	Masonite International Corporation	Tronox Limited
Gibraltar Industries, Inc.	Minerals Technologies, Inc.	Universal Forest Products Inc.
The Greenbrier Companies, Inc.	OMNOVA Solutions Inc.
Granite Construction Incorporated	Quaker Chemical Corporation

In terms of size, our revenue and total assets ranked in the 47th and 42nd percentiles, respectively, of our peer group, while our market capitalization, net income and number of employees ranked below the 25th percentile. Statistical regression was not used to adjust peer compensation data based on our revenue positioning relative to the peer group.

Through its competitive assessment, Meridian determined that the aggregate target cash and target total compensation for the majority of our executives fell at or below market median competitive range, primarily due to base salaries that are generally below market.

In advance of its decisions regarding 2020 compensation, the committee again reviewed with Meridian the peer group companies listed above and confirmed that it continues to constitute an appropriate peer group for benchmarking our executive compensation programs. Accordingly, the committee did not make any changes to the peer group for purposes of 2020 compensation decisions.

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Stock Ownership Requirements for Our Named Executive Officers. The committee and our board of directors have approved stock ownership requirements. The requirements apply to selected members of the management team, including all of the NEOs. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under “Stock Ownership Guidelines for Our Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate senior management’s commitment to and confidence in the company’s long-term prospects;

•	align senior management’s interests with those of our shareholders;
•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our senior management.

Our stock ownership requirements require our officers to accumulate a specified number of shares expressed as the value of stock ownership as a multiple of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from exercising stock options, the vesting of RSUs and PSUs.

Position		Ownership Requirement Multiple of Base Salary
Chief Executive Officer	(Mr. Ball)	6x
Chief Operating Officer	(Mr. Sullivan)	4x
Chief Financial Officer; Assistant to the President of Koppers Inc.; President, Performance Chemicals	(Messrs. Zugay, Lacy and Fenwick)	3x

Unvested RSUs and shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested PSUs and unexercised stock options do not count toward meeting the stock ownership requirements for our executives.

Three of our NEOs have achieved compliance with the target ownership level and the other two NEOs continue to comply with the 75 percent retention ratio.

Policy on Derivative Transactions and Restrictions on Hedging Transactions. In January 2017, we instituted a policy that prohibits our employees, officers and directors from directly or indirectly engaging in the following types of transactions with respect to our securities: certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, that would allow an employee, officer or director to hedge or offset any decrease in the market value of our securities; short sales; transactions in publicly traded options; pledging our securities as collateral for a loan; or holding our securities in margin accounts or a brokerage account with a “margin feature” (unless the margin feature is not utilized, company securities are otherwise excluded from being pledged or the account holder does not engage in any transaction that results in a lien upon the company securities in the account).

Clawback Policy. In March 2017, we instituted a clawback policy that provides that any cash or equity incentive-based compensation paid to any executive officer and certain employees is subject to recoupment if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement. Our right of recoupment under this policy applies only to cash or equity incentive-based compensation paid during the three years prior to the date of the restatement, provided, however, that this three-year limitation will not apply if the restatement resulted from fraud or misconduct.

Contracts. We use contractual arrangements where appropriate to assist in recruitment and retention of our NEOs. We have entered into an employment agreement with Mr. Lacy. We have also entered into separate change in control agreements with all NEOs, except Mr. Lacy. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 35 below.

Tax Considerations. For federal income tax purposes, cash compensation, such as base salary or annual cash incentive, is includible as ordinary compensation income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to any one NEO in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was

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deductible without regard to this $1 million limit. In 2017 and prior years, the committee designed awards under the Cash Bonus Program, as well as PSUs and stock options granted under equity incentive plans, that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation payable under awards granted by the committee before 2018 with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules.

Moreover, compensation in excess of $1 million payable to our NEOs under awards granted on and after January 1, 2018 generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the NEOs, the committee will — consistent with its past practice — design compensation programs that are intended to be in the best long-term interests of the company and our shareholders, with deductibility of compensation being one of several considerations taken into account.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

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Summary Compensation Table

The following table and related footnotes describe the total compensation awarded to, earned by or paid to our NEOs for services rendered during fiscal years 2019, 2018 and 2017.

Name and Principal Position	Year	Salary	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Leroy M. Ball	2019	$857,719	$2,208,407	$692,535	$864,634	$977	$94,066	$4,718,338
President and Chief Executive Officer	2018	833,338	1,717,559	672,361	725,350	854	94,583	4,044,045
	2017	792,500	1,851,641	599,990	928,000	1,057	106,836	4,280,024
Michael J. Zugay	2019	$399,641	$467,632	$146,651	$241,694	$223	$50,275	$1,306,116
Chief Financial Officer	2018	388,243	363,662	142,376	202,760	182	65,157	1,162,380
	2017	376,700	425,512	137,884	282,394	171	54,198	1,276,859
Steven R. Lacy	2019	$446,263	$522,084	$163,721	$269,829	$66,180	$177,995	$1,646,072
Assistant to the President of Koppers Inc.	2018	433,438	406,015	158,955	226,363	790	51,528	1,277,089
	2017	420,300	473,864	153,546	314,496	53,484	104,267	1,519,957
James A. Sullivan	2019	$408,766	$573,975	$179,999	$247,193	$190	$56,706	$1,466,829
Executive Vice President and Chief Operating Officer	2018	388,642	459,756	179,997	219,143	142	53,966	1,301,646
	2017	351,300	395,063	128,021	284,728	114	55,623	1,214,849
Douglas J. Fenwick(1)	2019	$299,316	$341,124	$106,974	$176,306	$157	$39,212	$963,089
President, Performance Chemicals

(1)	Mr. Fenwick was not a NEO in 2017 or 2018.

(2)

The amounts shown in these columns represent the aggregate grant date fair value of RSUs, stock options and PSUs granted to our NEOs computed in accordance with FASB ASC Topic 718. The value of PSUs disclosed in the table is based upon the target amount of shares granted, using a fair value based on a Monte Carlo valuation model. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2019, December 31, 2018 and December 31, 2017. Assuming the maximum amount of shares are granted (based on our relative TSR performance), the grant date fair values of PSUs granted in 2019, 2018, or 2017 are: (i) for 2019, Mr. Ball, $3,493,446; Mr. Zugay, $739,747; Mr. Lacy, $825,908; Mr. Sullivan, $907,959; and Mr. Fenwick, $539,617; (ii) for 2018, Mr. Ball, $2,538,637; Mr. Zugay, $537,545; Mr. Lacy, $600,120; and Mr. Sullivan, $679,565; and (iii) for 2017, Mr. Ball, $2,903,307; Mr. Zugay, $667,216; Mr. Lacy, $743,016; and Mr. Sullivan, $619,458.

(3)

The amount disclosed in this column represents (i) for Mr. Lacy, the aggregate change in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. The increase or decrease, as applicable, in the present value of accumulated pension benefit was as follows: Mr. Lacy: $65,444 (2019), negative $12,837 (2018), and $51,909 (2017). Negative amounts are not reflected in the amounts disclosed above. The remainder of the amount reported in this column for each NEO for 2019, 2018 and 2017, respectively, represents the above-market interest on deferred compensation. Additional information regarding these plans is below under “2019 Pension Benefits” and “2019 Non-qualified Deferred Compensation.”

(4)	Includes all other compensation as described in the table below.

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EXECUTIVE AND DIRECTOR COMPENSATION

All Other Compensation Table (2019)

	Perquisites				Other Compensation
	Club Dues	Executive Physical	Parking	Total Perquisites(1)	Defined Contribution Plan Contributions(2)	Benefit Restoration Plan Contributions(3)	Total Other Compensation(4)	Total All Other Compensation
Leroy M. Ball	$14,420	$—	$3,540	$17,960	$22,680	$53,426	$76,106	$94,066
Michael J. Zugay	14,377	—	—	14,377	22,680	13,218	35,898	50,275
Steven R. Lacy	15,534	4,493	—	20,027	22,680	16,098	157,968	177,995
James A. Sullivan	19,762	—	—	19,762	22,680	14,264	36,944	56,706
Douglas J. Fenwick	11,650	—	—	11,650	22,680	4,882	27,562	39,212

(1)	The aggregate incremental cost for the perquisites is based on our direct, out-of-pocket cost for providing those benefits.

(2)

The full amount of “defined contribution plan contributions” disclosed for each NEO includes an assumed amount for employer contributions made under our 401(k) plan. Actual employer contributions have not yet been made for 2019, however, for purposes of this table, we have assumed that such contributions will be paid for 2019. The assumed amount included for employer contributions with respect to each NEO is $11,480.

(3)

Actual Benefit Restoration Plan contributions have not yet been made for 2019, however, for purposes of this table, we have assumed that such contributions will be credited for 2019 in accordance with past practice. Additional information regarding this plan is below under “2019 Non-qualified Deferred Compensation.”

(4)

The full amount of “total other compensation” disclosed for Mr. Lacy includes $119,190 based on an accrued amount attributed to benefits pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan. The expense associated with the Survivor Benefit Plan is calculated by determining the annual change in fair value of our liability for this benefit for accounting purposes.

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2019 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to Messrs. Ball, Zugay, Lacy, Sullivan and Fenwick for performance during 2019 under our annual incentive plan. The actual amounts paid to each NEO are included in the “Summary Compensation Table” above. The table below also reflects PSUs, RSUs and stock options granted to each NEO during 2019 under our LTIP.

	Form of Award(1)	Grant Date	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Possible 2019 Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leroy M. Ball	Annual Cash Incentive Award			419,725	839,450	1,259,175
	PSU Award	3/6/2019	2/12/2019				21,672	43,343	86,686				$1,746,723
	RSU Award	3/6/2019	2/12/2019							17,337			461,684
	Option Award	3/6/2019	2/12/2019								61,178	$26.63	692,535
Michael J. Zugay	Annual Cash Incentive Award			117,328	234,655	351,983
	PSU Award	3/6/2019	2/12/2019				4,589	9,178	18,356				$369,873
	RSU Award	3/6/2019	2/12/2019							3,671			97,759
	Option Award	3/6/2019	2/12/2019								12,955	$26.63	146,651
Steven R. Lacy	Annual Cash Incentive Award			119,997	239,993	359,990
	PSU Award	3/6/2019	2/12/2019				5,124	10,247	20,494				$412,954
	RSU Award	3/6/2019	2/12/2019							4,098			109,130
	Option Award	3/6/2019	2/12/2019								14,463	$26.63	163,721
James A. Sullivan	Annual Cash Incentive Award			130,985	261,970	392,955
	PSU Award	3/6/2019	2/12/2019				5,633	11,265	22,530				$453,980
	RSU Award	3/6/2019	2/12/2019							4,506			119,995
	Option Award	3/6/2019	2/12/2019								15,901	$26.63	179,999
Douglas J. Fenwick	Annual Cash Incentive Award			85,586	171,171	256,757
	PSU Award	3/6/2019	2/12/2019				3,348	6,695	13,390				$269,809
	RSU Award	3/6/2019	2/12/2019							2,678			71,315
	Option Award	3/6/2019	2/12/2019								9,450	$26.63	106,974

(1)

The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis—2019 Compensation Decisions and Performance” section under the heading “Annual Cash Incentives” and “Long-Term Equity Incentives.”

(2)

The amounts shown in these columns represent the threshold, target and maximum possible payouts in 2019 expressed as a percentage of each NEO’s salary as of January 1, 2019. For Mr. Ball, the target payout was 100% of salary. For every other NEO the target payout was 60% of salary. Threshold performance would yield a payout of 50% of target and maximum performance would yield a payout of 150% of target. Amounts paid to each NEO under our annual incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

Unvested RSUs and PSUs granted under our LTIP are entitled to dividends at the same rate as those paid, if any, to holders of our common stock which are converted annually into additional RSUs or PSUs, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(4)	The option awards will vest in equal annual installments over four years and have a maximum term of 10 years.

(5)	The amounts shown in this column represent the aggregate grant date fair value of RSUs, stock options and PSUs granted to our NEOs in 2019. See Footnote 2 to the Summary Compensation Table above.

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EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2019

The table below provides information concerning unvested RSUs, PSUs and unexercised options held by each NEO at December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able(1)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(3)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)($)
Leroy M. Ball
	9/1/2010	2,500		$20.00	8/31/2020
	2/22/2011	6,100		40.26	2/22/2021
	2/21/2012	7,807		38.21	2/21/2022
	2/19/2013	7,591		42.76	2/19/2023
	2/18/2014	9,167		37.93	2/18/2024
	3/3/2015	92,410		17.57	3/3/2025
	3/1/2016	45,546	15,182	18.11	3/1/2026
	3/3/2017	16,759	16,760	44.10	3/3/2027
	3/2/2018	10,280	30,843	41.60	3/2/2028
	3/6/2019	—	61,178	26.63	3/6/2029
						85,663	$3,274,040	84,730	$3,238,380
Michael J. Zugay
	3/3/2015	26,041		$17.57	3/3/2025
	3/1/2016	13,546	4,515	18.11	3/1/2026
	3/3/2017	3,851	3,852	44.10	3/3/2027
	3/2/2018	2,177	6,531	41.60	3/2/2028
	3/6/2019	—	12,955	26.63	3/6/2029
						18,984	$725,568	17,942	$919,573
Steven R. Lacy
	2/22/2011	6,584		$40.26	2/22/2021
	2/21/2012	8,327		38.21	2/21/2022
	2/19/2013	7,864		42.76	2/19/2023
	2/18/2014	9,204		37.93	2/18/2024
	3/3/2015	34,580		17.57	3/3/2025
	3/1/2016	14,996	4,998	18.11	3/1/2026
	3/3/2017	4,289	4,289	44.10	3/3/2027
	3/2/2018	2,430	7,292	41.60	3/2/2028
	3/6/2019	—	14,463	26.63	3/6/2029
						21,165	$808,926	20,032	$1,026,666
James A Sullivan
	3/3/2015	23,437		$17.57	3/3/2025
	3/1/2016	12,457	4,152	18.11	3/1/2026
	3/3/2017	3,576	3,576	44.10	3/3/2027
	3/2/2018	2,752	8,257	41.60	3/2/2028
	3/6/2019	—	15,901	26.63	3/6/2029
						21,117	$807,092	22,231	$1,136,701
Douglas J. Fenwick
	3/1/2016	7,895	2,631	$18.11	3/1/2026
	3/3/2017	2,178	2,179	44.10	3/3/2027
	3/2/2018	1,557	4,674	41.60	3/2/2028
	3/6/2019	—	9,450	26.63	3/6/2029
						12,619	$482,298	13,010	$667,780

(1)	Options granted on March 1, 2016, March 3, 2017, March 2, 2018 and March 6, 2019 will vest in annual installments of 25% over four years beginning on the first anniversary of the grant date.

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(2)

The amounts shown in this column reflect the aggregate number of unvested RSUs awarded in 2016, 2017, 2018 and 2019, and related dividend equivalent units, if any. The RSUs are scheduled to vest in annual installments of 25% over four years beginning on the first anniversary of the grant date, as summarized below. Included in this column are the 2017-2019 PSU awards, which were earned for performance through 2019 at 100% of target and became vested on March 3, 2020. Also included in this column are one-third of the 2019-2021 PSU awards, which were earned for performance through 2019 at 200% of target and will vest on March 6, 2022.

Name	Grant Date	# of Unvested Shares	Vesting Date
Leroy M. Ball	3/1/2016	4,141	3/1/2020
	3/3/2017	22,675	3/3/2020
	3/3/2017	2,267	3/3/2020
	3/3/2017	2,268	3/3/2021
	3/2/2018	2,693	3/2/2020
	3/2/2018	2,694	3/2/2021
	3/2/2018	2,694	3/2/2022
	3/6/2019	28,894	3/6/2022
	3/6/2019	4,334	3/6/2020
	3/6/2019	4,334	3/6/2021
	3/6/2019	4,334	3/6/2022
	3/6/2019	4,335	3/6/2023
Michael J. Zugay	3/1/2016	1,231	3/1/2020
	3/3/2017	5,211	3/3/2020
	3/3/2017	521	3/3/2020
	3/3/2017	521	3/3/2021
	3/2/2018	570	3/2/2020
	3/2/2018	570	3/2/2021
	3/2/2018	571	3/2/2022
	3/6/2019	6,118	3/6/2022
	3/6/2019	917	3/6/2020
	3/6/2019	918	3/6/2021
	3/6/2019	918	3/6/2022
	3/6/2019	918	3/6/2023
Steven R. Lacy	3/1/2016	1,363	3/1/2020
	3/3/2017	5,803	3/3/2020
	3/3/2017	580	3/3/2020
	3/3/2017	580	3/3/2021
	3/2/2018	636	3/2/2020
	3/2/2018	637	3/2/2021
	3/2/2018	637	3/2/2022
	3/6/2019	6,830	3/6/2022
	3/6/2019	1,024	3/6/2020
	3/6/2019	1,025	3/6/2021
	3/6/2019	1,025	3/6/2022
	3/6/2019	1,025	3/6/2023
James A. Sullivan	3/1/2016	1,132	3/1/2020
	3/3/2017	4,838	3/3/2020
	3/3/2017	484	3/3/2020
	3/3/2017	484	3/3/2021
	3/2/2018	721	3/2/2020
	3/2/2018	721	3/2/2021
	3/2/2018	721	3/2/2022
	3/6/2019	7,510	3/6/2022
	3/6/2019	1,126	3/6/2020
	3/6/2019	1,126	3/6/2021
	3/6/2019	1,127	3/6/2022
	3/6/2019	1,127	3/6/2023

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EXECUTIVE AND DIRECTOR COMPENSATION

Name	Grant Date	# of Unvested Shares	Vesting Date
Douglas J. Fenwick	3/1/2016	718	3/1/2020
	3/3/2017	2,947	3/3/2020
	3/3/2017	295	3/3/2020
	3/3/2017	295	3/3/2021
	3/2/2018	408	3/2/2020
	3/2/2018	408	3/2/2021
	3/2/2018	408	3/2/2022
	3/6/2019	4,462	3/6/2022
	3/6/2019	669	3/6/2020
	3/6/2019	669	3/6/2021
	3/6/2019	670	3/6/2022
	3/6/2019	670	3/6/2023

(3)

The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $38.22 per share on December 31, 2019, the last trading day in 2019.

(4)

The amounts shown in this column reflect the aggregate number of unvested PSUs awarded in 2018 and 2019. For purposes of determining the amounts shown in this column, we assumed achievement of target performance goals with respect to the 2018 awards and maximum performance with respect to the 2019 awards. The actual number may be more or less depending on the company’s performance during the applicable performance periods. All PSU grants and related dividend equivalent units, if any, are scheduled to vest upon the achievement of total shareholder return ranking above the 25th percentile as compared to the S&P Small Cap 600 Materials Index during the last two months of the applicable performance period. As of December 31, 2019, the total shareholder return ranked above the 25th percentile for all outstanding awards. The number of unvested shares is summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Leroy M. Ball	3/2/2018	26,938	3/3/2020
	3/6/2019	57,792	3/2/2021
Michael J. Zugay	3/2/2018	5,704	3/3/2020
	3/6/2019	12,238	3/2/2021
Steven R. Lacy	3/2/2018	6,368	3/3/2020
	3/6/2019	13,664	3/2/2021
James A. Sullivan	3/2/2018	7,211	3/3/2020
	3/6/2019	15,020	3/2/2021
Douglas J. Fenwick	3/2/2018	4,082	3/3/2020
	3/6/2019	8,928	3/3/2020

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2019 Option Exercises and Stock Vested

The table below sets forth information concerning aggregate exercises of stock options and the vesting of a portion of RSUs held by the NEOs during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Leroy M. Ball	—	$—	18,864	$493,482
Michael J. Zugay	—	$—	5,157	$134,907
Steven R. Lacy	7,078	$101,074	5,993	$156,777
James A. Sullivan	—	$—	4,920	$128,707
Douglas J. Fenwick	—	$—	2,347	$61,398

(1)

The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise of $28.10 and the exercise price of the options.

(2)

The amounts in this column represent the number of shares acquired upon the vesting of PSUs and RSUs on March 1, 2019 multiplied by the closing stock price on the applicable vesting date, which was $26.16. Amounts included do not deduct any taxes paid by the NEOs in connection with the vesting of the PSUs and RSUs.

2019 Pension Benefits

The table below sets forth information as of December 31, 2019, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our NEOs received any payments during 2019 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Steven R. Lacy	Retirement Plan for Koppers Inc.	5.5	$210,154
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.5	121,388
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.5	169,954
			$501,496

(1)

These present values have been determined using the assumptions and valuation methodology set forth in note 15 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2019.

Pension Plan

Mr. Lacy is covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

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EXECUTIVE AND DIRECTOR COMPENSATION

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including Mr. Lacy. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including Mr. Lacy. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

Mr. Lacy is currently eligible for early retirement under our salaried plan, SERP I and SERP II with unreduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in

SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature and to provide that we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Effective January 1, 2017, we have modified the structure of the employer discretionary contribution such that it will be an employer non-elective contribution tied to the company’s financial performance. Through 2016, we matched 50 percent of salaried employee contributions to the 401(k) plan up to six percent of an employee’s salary contributed to the plan. Effective January 1, 2017, we match 100 percent of salaried employee contributions to the 401(k) plan on the first three percent of an employee’s salary contributed to the plan and match 50 percent on the next two percent of an employee’s salary contributed to the plan.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including Mr. Lacy. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will not be entitled to benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to add any new participants in the future.

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2019 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2019, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Benefit Restoration Plan is described in further detail below. None of our NEOs made any contributions or withdrawals during 2019 under the Benefit Restoration Plan.

Name	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(2)(4)
Leroy M. Ball	$53,426	$8,917	$261,827
Michael J. Zugay	13,218	2,036	60,803
Steven R. Lacy	16,098	6,713	172,978
James A. Sullivan	14,264	1,736	54,836
Douglas J. Fenwick	4,882	1,437	38,456

(1)	The amounts shown in this column are reported as compensation in 2019 in the Summary Compensation Table.

(2)

The amounts disclosed in these columns includes an assumed amount for employer contributions made under our Benefit Restoration Plan. Actual employer contributions have not yet been made for 2019, however, for purposes of this table, we have assumed that such contributions will be credited for 2019 in accordance with past practice.

(3)

The following amounts reported in this column are reported as compensation in 2019 in the Summary Compensation Table: $977 for Mr. Ball, $223 for Mr. Zugay, $736 for Mr. Lacy, $190 for Mr. Sullivan and $157 for Mr. Fenwick.

(4)

The following amounts reported in this column were reported as compensation in the Summary Compensation Table for previous years: $190,034 for Mr. Ball, $44,221 for Mr. Zugay, $128,849 for Mr. Lacy, and $35,464 for Mr. Sullivan.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees, including our NEOs, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by the committee based, primarily, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2019 was 4.47 percent. Benefits will typically be paid upon a separation from service in five equal annual installments.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each NEO in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Employment Agreement

We currently have an employment agreement with Mr. Lacy. The following discussion summarizes this agreement.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for additional one-year periods unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In February 2020, Mr. Lacy advised us that he has elected to retire from the company, effective December 31, 2020. Pursuant to a managed transition

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EXECUTIVE AND DIRECTOR COMPENSATION

plan, effective March 1, 2020, Mr. Lacy vacated his position as Chief Administrative Officer, General Counsel and Secretary. In connection with this transition, we entered into a Letter Agreement with Mr. Lacy in February 2020, pursuant to which he will act as Assistant to the President of Koppers Inc. through the end of 2020. Mr. Lacy’s annual base salary of $449,817 will remain the same, and he will continue to be eligible for all of the same employee benefits and perquisites as he currently receives. Mr. Lacy will not be eligible for an annual cash incentive award for 2020. Mr. Lacy’s 2020 LTIP award will remain at his current target of 125 percent of his annual base salary and will consist of a single RSU grant, which will vest on December 31, 2020, provided that he remains employed through that date and satisfies the other applicable requirements under the LTIP and award agreements.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•

continued life, disability, accident and group health insurance benefits until 24 months from the date of termination, up to Mr. Lacy’s 65th birthday, unless he otherwise receives comparable benefits from a third-party during that period of time;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination; and
•

a lump sum severance payment equal to the pro rata portion of all contingent awards granted under certain bonus and incentive plans then in effect for all uncompleted periods, taking certain assumptions into consideration.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive the following:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•

a lump sum payment equal to two times the sum of his base salary plus one half of the amounts awarded to him under certain bonus and incentive plans for the two years preceding the date of termination or the change in control;

•

continued life, disability, accident and group health insurance benefits until 24 months from the date of termination, up to Mr. Lacy’s 65th birthday, unless he otherwise receives comparable benefits from a third-party during that period of time;

•	reasonable legal fees and expenses incurred by Mr. Lacy as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Change in Control Agreements

We have entered into separate change in control agreements with each of our NEOs, except Mr. Lacy. These agreements have one-year evergreen terms. Notwithstanding the foregoing, in each case we reserve the right, in our discretion, to terminate the change in control agreement by providing notice of termination at least 90 days prior to the expiration of the then current term.

These agreements are designed to mitigate concerns arising from a change in control, and help to ensure the continued dedicated service of our key employees. Cash payments received under these agreements require a “double trigger”—that is, the occurrence of both a change in control and a qualifying termination of employment. Specifically, the change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary;

•

life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and continued indemnification for pre-termination acts and omissions.

The treatment of equity awards in connection with a change in control is handled in the equity awards agreements themselves, described below, not in these agreements.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

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Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, certain NEOs hold unvested RSUs, PSUs and stock options under the LTIP. If the employment of any of the NEOs is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested RSUs, PSUs and stock options; the executive will not forfeit any RSUs, PSUs and stock options already vested. Except for PSUs granted in 2019, if the employment of any of the NEOs is terminated for retirement, death or permanent disability prior to the originally scheduled vesting date, vesting of RSUs, PSUs and stock options will be as follows:

Type of Award	Vesting
PSUs	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive will vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had he/she continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.
RSUs and Stock Options	Immediate Pro-Rata Vesting. For awards granted in 2015 and thereafter, immediate vesting in the number of RSUs or stock options in which the executive would have been vested at the time of the executive’s termination had 25% of the RSUs or stock options that were scheduled to vest on the next anniversary of the award date instead vested in a series of 12 successive equal monthly installments over the duration of the 12-month period preceding such anniversary of the award date.

PSUs granted in 2019 provide that if the grantee’s employment terminates by reason of his or her retirement, death or permanent disability prior to the originally scheduled vesting date, upon completion of the performance measurement period, the grantee will vest in a number of shares equal to the number of shares (if any) in which the grantee would have vested at the end of the measurement period had he/she continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of days of service the grantee completed between the award date and the termination of the grantee’s service, and the denominator of which is the number of days from the award date to the vesting date; provided, however, that if the grantee’s employment terminates by reason of his or her retirement on or after December 31st and prior to the next anniversary of the award date on or before the vesting date, then the grantee will vest in a number of shares equal to the number of shares (if any) in which he or she would have vested had his or her service continued without interruption through such anniversary date. For example, with respect to PSUs granted in March 2019, if the grantee’s service terminates on account of retirement in January 2021, for purposes of vesting, the grantee’s service would be treated as having continued without interruption through the anniversary of the award date in March 2021.

As an exception to the Pro-Rata Vesting at End of Measurement Period described above, PSUs granted in 2020 provide that if the grantee’s employment terminates by reason of his or her retirement, death or permanent disability on or after the last day of the measurement period but before the vesting date, then the grantee will vest in a number of shares equal to the number of shares (if any) in which he/she would have vested had his or her service continued without interruption through the vesting date.

For purposes of these awards, “retirement” is defined as a voluntary termination from service (i) on or after the attainment of age 65, or (ii) on or after the attainment of age 55 with at least 10 years of service, or involuntary termination from service with at least 30 years of service other than in connection with a termination for misconduct. “Years of service” means the total number of years of “accumulated service” as such term is defined under our pension plan for salaried employees (regardless of whether the grantee is eligible to receive a benefit under such plan). Mr. Lacy is currently eligible for retirement for purposes of these awards.

In the event of a change in control, awards to the NEOs may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested RSUs, PSUs and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct) within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is

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EXECUTIVE AND DIRECTOR COMPENSATION

involuntarily terminated for reasons other than misconduct within 24 months following the change in control), there will be accelerated vesting of unvested RSUs, PSUs and stock options. For PSUs, if the change in control occurs within the first eighteen months of the measurement period, this accelerated vesting would be for a number of units equal to the number of units that would have been earned if the performance objective at the end of the measurement period was at the target level (less any shares in which the grantee is at the time vested), and if the change in control occurs on or after the first day of the nineteenth month of the measurement period, this accelerated vesting would be for a number of units equal to the number of shares that would have been earned pursuant to the performance objective (pro-rated through the date of the change in control if it occurs prior to the end of the measurement period) based on our actual performance through the earlier of the effective date of the change in control or the end of the measurement period.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, the NEO will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a NEO:

•	The amounts shown in the table assume that each NEO was terminated on December 31, 2019 and the price of our common stock is equal to $38.22, the closing market price on such date, and include the estimate of any additional amounts that would be paid to the NEO on the occurrence of the termination event. The actual amounts that would be paid to a NEO can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable.

•	A NEO is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans, including those disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount a NEO is entitled to receive under the LTIP if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to PSU awards represent the value of these awards assuming achievement of target performance goals.

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Named Executive Officer	Death, Disability or Retirement(1)	Qualifying Termination Following a Change in Control	Without Cause (2)
Leroy M. Ball
Bonus	$864,634	$826,675	$—
Cash severance	—	1,728,900	—
Equity vesting	2,891,303	6,422,379	—
Health and welfare	—	25,160	—
	$3,755,937	$9,003,114	$—
Michael J. Zugay
Bonus	$241,694	$242,577	$—
Cash severance	—	805,582	—
Equity vesting	661,383	1,418,388	—
Health and welfare	—	30,995	—
	$903,077	$2,497,542	$—
Steven R. Lacy
Bonus	$269,829	$270,430	$269,829
Cash severance	—	1,440,494	1,170,030
Equity vesting	736,738	1,581,567	—
Health and welfare	—	32,485	32,448
	$1,006,567	$3,324,976	$1,472,307
James A. Sullivan
Bonus	$247,193	$251,936	$—
Cash severance	—	824,000	—
Equity vesting	720,811	1,637,517	—
Health and welfare	—	42,869	—
	$968,004	$2,756,322	$—
Douglas J. Fenwick
Bonus	$176,306	$133,887	$—
Cash severance	—	608,970	—
Equity vesting	429,976	971,361	—
Health and welfare	—	30,627	—
	$606,282	$1,744,845	$—

(1)

In the event of termination due to disability or retirement, the executive will receive the pro-rata share of the bonus to which he would have otherwise been entitled at year-end subject to the discretion of the CEO (as approved by the management development and compensation committee and the board).

(2)	Does not include amounts that Messrs. Ball, Zugay, Sullivan and Fenwick would be eligible to receive under the Company’s broad-based severance plan in the case of termination without cause.

In addition to the above amounts, Mr. Lacy would also be entitled to post-retirement pension benefits under our salaried plan, SERP l, and SERP ll, as described on pages 33 and 34, and a post-retirement survivor benefit under our Survivor Benefit Plan, as described on page 34. In addition to the above amounts, each of our NEOs would also be entitled to a post-retirement benefit under our Benefit Restoration Plan, as described on page 35.

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EXECUTIVE AND DIRECTOR COMPENSATION

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors, which was revised in early 2019. The table below summarizes our director compensation program as in effect from January 1, 2019 through February 12, 2019 and from February 13, 2019 through December 31, 2019. The 2019 director compensation paid was pro-rated for the aforementioned periods to reflect the changes to the director compensation program. In 2019, each non-employee director received the following:

Director Compensation Program	January 1, 2019 through February 12, 2019	February 13, 2019 through December 31, 2019

Annual Cash Retainer for Non-Management Directors	$70,000	$ 80,000

Supplemental Annual Cash Retainer for Non-Executive Chairman	$80,000	$100,000

Supplemental Annual Cash Retainer for Committee Chair (except Audit Committee and Management Development and Compensation Committee)	$10,000	$ 10,000

Supplemental Annual Cash Retainer for Audit Committee Chair	$15,000	$ 20,000

Supplemental Annual Cash Retainer for Management Development and Compensation Committee Chair	$10,000	$ 15,000

Annual Equity Award of RSUs	$95,000	$105,000

Supplemental board meeting attendance fee for meetings in excess of six per year	$ 1,000	$ 1,000

Supplemental committee meeting attendance fee for meetings in excess of six per year	$ 1,000	$ 1,000

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board and committee meetings and the annual meeting of shareholders.

The annual equity award is issued to incumbent directors upon the date of our annual meeting. The annual equity award is issued to new non-employee directors upon the date that they are first elected to the board and is prorated for new non-employee directors serving less than twelve months. The actual number of RSUs to be granted to each non-employee director is determined on the grant date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the grant date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the grant date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her RSUs, the director will receive, on the date of termination of service, a number of shares equal to the number of shares in which the director would have vested at the end of the vesting period had he/she continued in our service through the end of such period multiplied by a fraction, the numerator of which is the number of days of service the director completed between the award date and the termination of the director’s service and the denominator of which is 365.

At least every two years, the board reviews and sets the compensation for non-employee directors based, in part, on the recommendation of the management development and compensation committee. Factors considered include (i) the level of compensation necessary to attract and retain qualified directors; (ii) maintaining director independence; and (iii) providing incentives that encourage directors to act in the interests of shareholders. Pursuant to the terms of our LTIP, the aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year (excluding awards made at the election of such non-employee director in lieu of all or a portion of annual and committee cash retainers) will not exceed $200,000.

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2019 Director Compensation Table

The table below provides information concerning the compensation of our non-employee directors for 2019.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Total
Stephen R. Tritch	$182,151	(3)	$105,012	$287,163
Cynthia A. Baldwin	25,562		—	25,562
Xudong Feng	90,493	(4)	105,012	195,506
Traci L. Jensen	80,493	(5)	105,012	185,506
David L. Motley	87,137	(6)	105,012	192,149
Albert J. Neupaver	90,493	(7)	105,012	195,506
Louis L. Testoni	99,822	(8)	105,012	204,834
Sonja M. Wilkerson	89,459	(9)	105,012	194,471
T. Michael Young	28,904	(10)	—	28,904

(1)

Each director received a total amount of $78,493 for his or her 2019 annual cash retainer, representing $38,493 and $40,000 for the January-June and July-December pro rata portions of the retainer, respectively, except for directors who served for only part of the year ended December 31, 2019. Justice Baldwin and Mr. Young, who retired from the board of directors effective as of May 2, 2019, each received a total amount of $25,562 for the 2019 annual cash retainer for the period from January 1, 2019 through May 2, 2019.

(2)

On May 2, 2019, each incumbent non-management member of the board of directors on such date was granted 3,936 RSUs. The amounts in this column relating to the May 2, 2019 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $26.68 per share, the closing stock price on May 2, 2019. These award grant date fair values have been determined in accordance with FASB ASC Topic 718 using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2019. As of December 31, 2019, each incumbent non-management director owned 3,936 unvested RSUs.

(3)

Mr. Tritch received an additional $97,233 for serving as chairman of the board, an additional $4,425 for serving as chair of the management development and compensation committee for the period from January 1, 2019 through May 2, 2019 and an additional $2,000 for supplemental meeting fees.

(4)	Dr. Feng received an additional $10,000 for serving as chair of the safety, health and environmental committee and an additional $2,000 for supplemental meeting fees.

(5)	Ms. Jensen received an additional $2,000 for supplemental meeting fees.

(6)

Mr. Motley received an additional $6,644 for serving as chair of the nominating and corporate governance committee for the period from May 2, 2019 through December 31, 2019 and an additional $2,000 for supplemental meeting fees.

(7)	Mr. Neupaver received an additional $10,000 for serving as chair of the strategy and risk committee and an additional $2,000 for supplemental meeting fees.

(8)	Mr. Testoni received an additional $19,329 for serving as chair of the audit committee and an additional $2,000 for supplemental meeting fees.

(9)

Ms. Wilkerson received an additional $9,966 for serving as chair of the management development and compensation committee for the period from May 2, 2019 through December 31, 2019 and an additional $1,000 for supplemental meeting fees.

(10)	Mr. Young received an additional $3,342 for serving as chair of the nominating and corporate governance committee for the period from January 1, 2019 through May 2, 2019.

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EXECUTIVE AND DIRECTOR COMPENSATION

Stock Ownership Guidelines for Our Non-Employee Directors

The committee and our board of directors have approved stock ownership guidelines for non-employee directors as part of our corporate governance guidelines. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate the commitment of non-employee directors to and confidence in the company’s long-term prospects;

•	establish commonality of interest through direct ownership of company stock, encouraging a partner-like environment with non-employee directors and shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our non-employee directors.

Our corporate governance guidelines provide that each non-employee director shall strive to accumulate a specified number of company shares. The suggested stock ownership level for non-employee directors is five times the annual cash retainer payable to the non-employee director. The suggested stock ownership level is converted into a number of shares that is recalculated annually. Until the stock ownership level is achieved, it is suggested that non-employee directors retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from the vesting of RSUs. Non-employee directors are permitted to sell company securities pursuant to an approved Rule 10b5-1 plan or in an open window period outside of an approved Rule 10b5-1 plan.

Shares owned outright by the non-employee director and/or their spouses, shares held in a personal individual retirement account or rollover individual retirement account and unvested restricted stock or RSUs count toward meeting the guidelines.

Four of our non-employee directors have achieved compliance with the suggested ownership level and the other three non-employee directors continue to comply with the 75 percent retention ratio.

2019 Pay Ratio Disclosure

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Leroy M. Ball our President and Chief Executive Officer (our “CEO”).

For 2019, our last completed fiscal year:

•	the annual total compensation of our median employee was $80,157; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement (adjusted as noted below), was $4,731,679.

Based on this information, for 2019 the ratio of the annual total compensation of Leroy M. Ball, our President and Chief Executive Officer, to the annual total compensation of our median employee was 59 to 1.

We took the following steps, as permitted by SEC rules, to identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of our median employee and our CEO using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table in this proxy statement.

•

We determined that, as of December 31, 2019, our employee population consisted of approximately 2,129 individuals. This population consisted of our full-time, part-time, and temporary employees employed with us as of that determination date.

•

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the twelve-month period beginning January 1, 2019 and ending December 31, 2019. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.

•

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, but including the estimated value of the median employee’s health care benefits, resulting in annual total compensation of $80,157.

•

For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this proxy statement. However, to maintain consistency between the annual total compensation

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of our CEO and the median employee, we also added the estimated value of our CEO’s health care benefits on an annualized basis (estimated for our CEO and our CEO’s eligible dependents at $13,341) to the amount reported in the Summary Compensation Table.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

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TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $20 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $40 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers, employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•

any agreement in effect before January 25, 2017, and any amendments, renewals or replacements of these agreements (as long as the amendments, renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

Related Party Transactions with R. Michael Johnson

Mr. Johnson served as our Vice President, Utility and Industrial Products until January 2, 2020. In 2019, we incurred approximately $181,000 of expenses for our use of an aircraft owned and operated by CUT Aviation LLC, which is wholly-owned by Mr. Johnson.

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AUDITORS

The audit committee of the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.

Representatives of KPMG LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

We retained KPMG LLP during 2019 and 2018 to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit-related fees and tax fees include fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed or paid.

(Dollars in thousands)	2019	2018
Audit fees(1)	$2,349	$2,952
Audit-related fees(2)	243	25
Tax compliance(3)	236	126
Tax other(4)	413	616
All other fees	—	—
	$3,241	$3,719

(1)

Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audits of internal control over financial reporting and statutory audits.

(2)

Fees for the year ended December 31, 2019 include professional services related to the filing of a registration statement and both years include professional services for assistance with international accounting matters.

(3)	Fees related to tax compliance review of our federal and foreign tax return filing and preparation of related calculations and transfer pricing documentation.

(4)	Fees related to United States and international tax consulting services, assistance with tax audits and advice on other international tax matters.

Our audit committee has adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services which require pre-approval by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting. The chairman has authority to approve fees and costs of generally pre-approved services in amounts up to $100,000 per project, not to exceed an annual aggregate of $500,000. Any proposed services exceeding such levels require specific pre-approval by the audit committee.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by KPMG in 2019 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

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Introduction

We use equity compensation awards to provide long-term incentive compensation and to attract and retain highly regarded employees, non-employee directors and other non-employee service providers. Our board believes that our equity compensation program is an integral part of our approach to long-term incentive compensation, focused on shareholder return, and our continuing efforts to align shareholder and management interests. We believe that growth in shareholder value depends on, among other things, our continued ability to attract and retain employees, in a competitive workplace market, with the experience and capacity to perform at the highest levels.

We are asking you to approve the 2020 Long Term Incentive Plan, a copy of which appears as Appendix A to this Proxy Statement (the “2020 LTIP”), to serve as the successor to our 2018 Long Term Incentive Plan (the “2018 LTIP”). The 2018 LTIP authorized the issuance of up to 900,000 shares of our common stock pursuant to awards under the plan. As of March 3, 2020, no shares were available for future grants under the 2018 LTIP. To enable us to continue offering meaningful equity-based incentives to employees and non-employee directors, we believe that it is both necessary and appropriate to increase the number of shares available for these purposes.

As a result, on March 16, 2020, our Board, upon the recommendation of the management development and compensation committee, unanimously approved and adopted the 2020 LTIP, subject to shareholder approval. The 2020 LTIP authorizes equity compensation awards for up to 1,000,000 shares of our common stock, plus shares underlying outstanding awards granted under the 2018 LTIP that expire, or are terminated, surrendered or forfeited for any reason without issuance. If approved by shareholders at the 2020 Annual Meeting, the 2020 LTIP will be effective upon such approval (the “Effective Date”). If approved by shareholders, the 2020 LTIP will replace the 2018 LTIP, and no further awards will be made under the 2018 LTIP after the Effective Date. However, each outstanding award under the 2018 LTIP will remain outstanding and will continue to be governed under its terms and any applicable award agreement.

The board recommends that our shareholders approve the 2020 LTIP.

Information on Equity Compensation Plans as of March 3, 2020

The information included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ending December 31, 2019 is updated by the following information regarding all existing equity compensation plans as of March 3, 2020:

•	Stock options outstanding: 949,440

•	Restricted stock units (“RSUs”) and performance share units (“PSUs”) outstanding: 1,122,159

•	Total shares of common stock outstanding as of March 3: 20,922,798
•

No shares were available for grant under the 2018 LTIP. If the 2020 LTIP is approved, no shares will be available for grant from the 2018 LTIP, and the only shares available for grant will be the 1,000,000 shares authorized under the 2020 LTIP plus shares underlying outstanding awards granted under the 2018 LTIP that expire, or are terminated, surrendered or forfeited for any reason without issuance.

Key Features of the 2020 LTIP

The following features of the 2020 LTIP will protect the interests of our shareholders:

•	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right, or SAR, is ten years.

•

No repricing or grant of discounted stock options or SARs. The 2020 LTIP does not permit the repricing of options or SARs either by amending an existing award or by substituting a new award at a lower price. The 2020 LTIP prohibits the granting of stock options or SARs with an exercise price less than the fair market value of the common stock on the date of grant.

•	No single-trigger acceleration. Under the 2020 LTIP we do not automatically accelerate vesting of awards in connection with a change in control of the company.

•

Minimum Vesting Requirements. The 2020 LTIP includes minimum vesting requirements. Equity-based awards generally cannot vest earlier than one year after grant. Certain limited exceptions are permitted.

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•

Dividends. We do not pay dividends or dividend equivalents on stock options or SARs. We also do not pay dividends or dividend equivalents on unearned restricted shares, RSUs or PSUs, except to the extent the award actually becomes vested.

•

Clawback. Awards granted under the 2020 LTIP and the right to receive shares or cash payments with respect to awards are subject to rescission, cancellation or recoupment under any clawback, recoupment or similar policy.

•	Director Limits. The 2020 LTIP contains annual limits on the amount of awards that may be granted to non-employee directors.
•

No Liberal Share Recycling Provisions. The 2020 LTIP prohibits the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or SAR or to satisfy tax withholding requirements. The 2020 LTIP also prohibits “net share counting” upon the exercise of stock options or SARs and prohibits the re-use of shares purchased on the open market with the proceeds of option exercises.

The following is a summary of the material features of the 2020 LTIP. This summary is qualified in its entirety by reference to the complete text of the 2020 LTIP, which is attached as Appendix A to this Proxy Statement. To the extent the description below differs from the text of the 2020 LTIP, the text of the 2020 LTIP shall control.

Material Terms of the 2020 LTIP

General. The purposes of the 2020 LTIP are to provide selected individuals in our service or the service of our subsidiaries and selected affiliates with the opportunity to acquire a proprietary interest in our growth and performance, to generate an increased incentive to contribute to our future success and to enhance our ability and that of our subsidiaries and affiliates to attract and retain qualified individuals.

Awards. The 2020 LTIP provides for the grant to eligible persons of stock options, SARs, restricted stock, RSUs, performance shares, performance awards and dividend equivalents, which we refer to collectively as the “awards”. As of March 16, 2020, the fair market value of a share of our common stock was $11.10.

Eligibility. Individuals eligible to participate in the 2020 LTIP (“participants”) include officers and employees, non-employee board members and consultants in our service or the service of our subsidiaries or selected affiliates. However, an employee who is a member of a collective bargaining unit will not be eligible to receive an award under the 2020 LTIP, unless the collective bargaining agreement covering that employee allows for his or her participation in the 2020 LTIP. As of March 3, 2020, approximately 60 employees (including eight executive officers), seven non-employee board members and no consultants would have been eligible to participate in the 2020 LTIP if it was then effective.

Administration. The 2020 LTIP will be administered primarily by our management development and compensation committee. However, our board of directors may appoint a secondary committee of two or more board members to grant awards under the 2020 LTIP to individuals other than executive officers and non-employee board members. In addition, our board of directors may appoint a special award committee of one or more executive officers to administer the 2020 LTIP with respect to eligible employees other than members of such committee and our executive officers. Each committee acting within the scope of its administrative jurisdiction under the 2020 LTIP will determine, among other things, which eligible individuals will receive awards, the types of awards to be received and the terms and conditions thereof and will have authority to make any other determination(s) or take any other action(s) that it deems necessary or desirable to administer the 2020 LTIP. The term “plan administrator” as used in this plan summary will mean the management development and compensation committee, the secondary committee or the special award committee, to the extent each such committee is acting within its administrative jurisdiction under the 2020 LTIP.

Share Reserve. 1,000,000 shares of our common stock have been reserved for issuance under the 2020 LTIP. In addition, shares underlying outstanding awards granted under the 2018 LTIP that, following the Effective Date of the 2020 LTIP, expire, or are terminated, surrendered or forfeited for any reason without issuance of such shares are also available for the grant of new awards under the 2020 LTIP. For this purpose, for any performance-vesting share-based awards granted under the 2018 LTIP that become earned after the Effective Date of the 2018 LTIP, (i) any shares earned will be satisfied from the 2018 LTIP share pool to the extent available, (ii) any shares earned in excess of the 2018 LTIP share pool will be issued from the aggregate number of shares available for issuance under the 2020 LTIP, and (iii) any shares that are not earned as a result of performance results will be treated as forfeitures. In no event, may more than 1,000,000 shares be issued pursuant to option grants under the 2020 LTIP that are intended to be incentive stock options under the federal tax laws. All of these share amounts will be subject to anti-dilution adjustments in the event of certain changes in our capital structure, as described below.

Generally, the aggregate number of shares available for issuance under the 2020 LTIP will be reduced by

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one share for each share issued in settlement of any award; provided, however, that any award (or portion thereof) that is settled in cash, or the payment in cash of dividends or dividend equivalents under any outstanding award, will not be counted against, or have any effect on the 2020 LTIP’s share reserve. If any shares covered by an award granted under the 2020 LTIP are forfeited, or otherwise terminated or canceled without the delivery of shares, then the shares covered by such award, or the number of shares otherwise counted against the aggregate number of shares with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, will again become available for issuance under the 2020 LTIP; provided, however, that shares (i) delivered in payment of the exercise or price of an option or SAR, as applicable, (ii) not issued upon the settlement of a SAR, (iii) repurchased by us using proceeds from option exercises, or (iv) delivered to or withheld by us to pay withholding taxes, will not become available again for issuance under the 2020 LTIP. The 2020 LTIP also permits certain substitute awards granted in assumption of or in substitution for awards of an acquired company. Substitute awards do not count against the share pool.

Limitations on Awards to Non-Employee Directors. The aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year (excluding awards made at the election of such non-employee director in lieu of all or a portion of annual and committee cash retainers) will not exceed $200,000.

Grants Generally. All awards granted under the 2020 LTIP are subject to the terms and conditions of the 2020 LTIP and such other terms and conditions consistent with the 2020 LTIP as the plan administrator deems appropriate and as are specified in writing in an award agreement. Awards need not be uniform among the participants.

Stock Options. Incentive stock options, or ISOs, which are intended to qualify for special tax treatment in accordance with the federal tax laws, and nonqualified stock options, which are not intended to qualify for special tax treatment under the U.S. tax code (the “Code”), may be granted under the 2020 LTIP. The plan administrator is authorized to set the terms of each option grant it makes under the 2020 LTIP, including the exercise price and the time and method of exercise. However, the exercise price will not be less than the fair market value of our common stock on the grant date, and the option term may not exceed ten years.

Stock Appreciation Rights. Two types of stock appreciation rights may be issued:

•	Tandem stock appreciation rights which provide the holders with the right to surrender their options for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•

Stand-alone stock appreciation rights which allow the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of our common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten years.

The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may be paid in shares of our common stock or in cash. The plan administrator is authorized to set the terms of each stock appreciation right grant it makes under the 2020 LTIP, including the time and method of exercise.

Restricted Stock and RSUs. Awards of restricted stock and RSUs will be subject to such restrictions on transferability and other restrictions, if any, as the plan administrator may impose. Such restrictions will lapse under circumstances as the plan administrator may deem appropriate, including, without limitation, upon the completion of a specified period of continued employment or the attainment of pre-established performance objectives. Except as otherwise determined by the plan administrator, eligible participants granted restricted stock will have all of the rights of a stockholder, including the right to vote restricted stock and receive dividends thereon, provided that dividends will only be paid to the extent the restricted shares become vested. Except as otherwise determined by the plan administrator, upon termination of employment or service for any reason during the applicable restriction period, all shares of restricted stock and all RSUs still subject to restriction shall be forfeited.

Performance Awards. The plan administrator is authorized to grant performance bonuses and long-term performance awards under the 2020 LTIP, and has the discretion to determine, among other matters, whether performance awards are denominated or payable in cash, shares (including restricted stock and RSUs), other securities, other awards and property, the length of performance periods, and the performance goals applicable to the awards.

A performance bonus is an award that is denominated in cash or shares and that is paid solely on account of the attainment of one or more specified performance targets related to one or

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more of the business criteria that are selected by the plan administrator to measure the level of performance of the company and/or its affiliates during a performance cycle (the “performance measures”), which are identified below. A long-term performance award may be structured as an award of restricted stock, RSUs or performance units based on the attainment of performance measures under the terms of the 2020 LTIP.

The plan administrator determines (A) the performance measures that will apply to the performance cycle; (B) with respect to performance bonuses and performance units, the target amount payable to each participant; (C) with respect to RSUs and restricted stock, the target vesting percentage for the shares subject to the award; and (D) subject to the adjustment provisions described below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The plan administrator may also set forth a threshold level of performance that must be attained during the performance cycle before any performance bonuses and long-term performance awards will vest and become payable and the percentage of the target amount (with respect to performance bonuses and performance units) or the percentage of each award (with respect to RSUs and restricted stock) that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

The plan administrator may select as the performance measure for a performance cycle any performance goals which it may consider appropriate for the award, which may include, but may not be limited to, one or combination of the following performance measures, as interpreted by the plan administrator, which measures (to the extent applicable) will be determined in accordance with United States generally accepted accounting principles relating to the company and/or its affiliates: (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings or operating income before interest and taxes and/or charges for stock-based compensation (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) market price of the company’s common stock; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return, either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, rate of return on capital, return on invested capital or improvements on capital structure; (xi) bond ratings; (xii) safety, health or environmental record or performance; (xiii) sales, revenue, growth in revenue or return on sales; (xiv) income or net income; (xv) operating income or net operating income; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) return on operating revenue or return on operating profit; (xix) cash flow or cash flow per share (before or after dividends); (xx) market share; (xxi) collections and recoveries; (xxii) debt reduction, borrowing levels, leverage ratios or credit rating; (xxiii) compliance with covenants in the company’s and/or its affiliates’ debt agreements; (xxiv) litigation and regulatory resolution goals; (xxv) expense control goals; (xxvi) budget comparisons; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added or other value added measures; (xxxi) on-time delivery, quality standards and/or other measures of customer satisfaction; (xxxii) employee retention and/or attrition rates; (xxxiii) comparable site sales; (xxxiv) resolution and/or settlement of litigation and other legal proceedings; (xxxv) regulatory compliance; (xxxvi) satisfactory internal or external audits; (xxxvii) improvement of financial ratings; (xxxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration; geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of information technology; (xxxix) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the company’s revenue or profitability or enhance its customer base; (xxxx) mergers and acquisitions, divestitures and/or business expansion; and (xxxxi) other similar criteria consistent with the foregoing. The plan administrator may also grant performance awards that are based on measures other than those set forth above.

The plan administrator may, in its discretion, select performance measures that measure the performance of the company or one or more business units, divisions or subsidiaries of the company, and may select performance measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

No performance bonus or long-term performance award will vest until the plan administrator certifies in writing the level at which each applicable performance measure has been attained for the performance cycle. In determining the level of attainment of each applicable performance measure, the plan administrator may, in its discretion, include or exclude any extraordinary or nonrecurring items, as determined in accordance with United States generally accepted accounting principles, certain changes in our capital structure and the cumulative effect of changes in the law, regulations or accounting rules, and may determine to include or exclude, among other items, one or more of the following items, each determined in accordance with United States generally accepted accounting principles (to the extent applicable) and as identified in our financial statements, notes to the financial statements or discussion and analysis of

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management: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by us (including our affiliates); (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable performance cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates; and (G) expenses incurred in connection with a refinancing of our debt (including the debt of our affiliates).

Performance awards will be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the company’s fiscal year) in which such performance bonuses are no longer subject to a substantial risk of forfeiture, except to the extent that payment is deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in which case the terms of such arrangement shall govern.

Performance awards will automatically terminate if the performance measures established for the performance award are not attained or satisfied.

Dividends and Dividend Equivalents. Subject to the terms of the 2020 LTIP and any applicable award agreement, a participant may be entitled to receive dividends or dividend equivalents with respect to shares covered by an award, other than an award of stock options or SARs. Dividends or dividend equivalents may be credited as additional shares or units. However, no dividends or dividend equivalents will vest or otherwise be paid out prior to the time that the underlying award (or portion thereof) has vested and, accordingly, will be subject to cancellation and forfeiture if such award does not vest (including both time-based and performance-based awards).

Minimum Vesting Requirements. While the plan administrator generally may set the terms and conditions of awards, the 2020 LTIP requires that equity-based awards may not vest earlier than the first anniversary of the date the award is granted. This requirement does not apply to (i) substitute awards, (ii) shares delivered in lieu of fully vested cash awards and (iii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks). Also, the plan administrator may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the 2020 LTIP. In addition, the minimum vesting requirement does not apply to the plan administrator’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

Prohibition on Repricing. Under the terms of the 2020 LTIP the plan administrator may not (i) implement any cancellation or re-grant program pursuant to which outstanding options or stock appreciation rights are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding options or stock appreciation rights with exercise or base prices per share in excess of the then-current fair market per share for consideration payable in cash, equity or in the form of any other award, except in connection with a change in control transaction or pursuant to an adjustment in connection with certain corporate transactions, or (iii) otherwise reduce the exercise price or base price in effect for outstanding options or stock appreciation rights, as applicable, except in connection with an equity adjustment under the terms of the 2020 LTIP, without in each such instance obtaining the approval of our shareholders.

Changes in Control. Unless otherwise provided under the terms of the award, in the event that we experience a change in control, the plan administrator may provide for the following treatment for any outstanding awards under the 2020 LTIP:

(i)

If and to the extent that outstanding awards under the 2020 LTIP are (1) assumed or otherwise continued in effect by the successor corporation or (2) replaced with a cash incentive program or equity awards which preserve the spread existing value of the awards (e.g., for stock options and stock appreciation rights, the excess of the fair market value of those shares over the exercise or base price payable for such shares) at the time of the change in control and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares, then all such awards or such substitutes for such awards shall remain outstanding and be governed by their respective terms and the provisions of the 2020 LTIP.

(ii)

If and to the extent that outstanding awards are not so assumed, continued or replaced, then the plan administrator may provide for any of the following treatment for such awards: (1) outstanding options and stock appreciation rights will immediately vest upon a change in control; and/or (2) the restrictions and other conditions applicable to outstanding restricted stock and restricted stock units, including vesting requirements shall immediately lapse; provided that any awards as to which

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vesting depends upon the satisfaction of one or more performance measures shall immediately vest and become payable based upon the level of the attainment of the performance measures as of the change in control date and pro-ration based on the time elapsed in the applicable performance period as of the date of the change in control. Such awards shall be paid in cash, shares or a combination thereof, as determined by the plan administrator, within 30 days following the change in control (unless the settlement of the award must be made pursuant to its original schedule in order to avoid the incurrence of certain additional taxes). Alternatively, the plan administrator may, in its sole discretion, upon advance notice to participants, provide for the cancellation of such awards and for a payment based upon the price per share to be received by shareholders of the company in such a transaction.

(iii)

The plan administrator will have complete discretion to grant one or more awards which will become exercisable as to all the underlying shares upon a change in control followed by the individual’s termination of service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control.

Unless otherwise provided in an award agreement, a change in control will be deemed to occur in the event (a) we are acquired by merger or asset sale, (b) any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than 50% of the total combined voting power of our securities, (c) there is a change in the majority of our board of directors over a consecutive two-year period as a result of one or more contested elections for board membership, (d) securities possessing more than 20% of the total combined voting power of our outstanding securities are acquired pursuant to a hostile tender offer, (e) there is a sale of all or substantially all of our assets, or (f) there is a consummation of a liquidation or dissolution of the company. Notwithstanding anything to the contrary, any definition of change in control in an award agreement must provide that a change in control will not occur until consummation or effectiveness of a change in control of the company (i.e., it may not provide that a change in control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the company).

Withholding. Under the terms of the 2020 LTIP, we (including any affiliate) may withhold from any award granted under the 2020 LTIP, or any payment due or transfer made under any award or the 2020 LTIP, an amount (in cash, shares, securities, other awards or other property) that is sufficient to satisfy Federal, state, local, foreign or other taxes (including FICA or other applicable social tax obligation). The plan administrator may provide participants with the right to have us (including any affiliate) withhold a portion of the shares otherwise issuable to such participants in an amount equal to the aggregate fair market value of the applicable withholding taxes to which such participants become subject in connection with the exercise, vesting or settlement of their awards.

Capital Structure Adjustments. In the event that the plan administrator determines that any dividend or other distribution (other than regular cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or our other securities, issuance of warrants or other rights to purchase our shares or our other securities, or other similar corporate transaction or event affects our shares such that an adjustment is determined under the 2020 LTIP to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the 2020 LTIP, then the plan administrator will make adjustments, in such manner as it may deem equitable, to (i) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards under the 2020 LTIP, (ii) the number and type of shares (or other securities or property) subject to outstanding awards, (iii) the grant, purchase or exercise price with respect to any award, or, if the plan administrator deems it appropriate, make provision for a cash payment to the holder of an outstanding award, (iv) the maximum number of shares or other securities which may be issued pursuant to ISOs, and (v) the maximum number of shares or other securities for which any one participant may be granted awards per calendar year. Shares issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the company will not reduce the shares available under the 2020 LTIP, and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2020 LTIP and will not reduce the 2020 LTIP’s share reserve (subject to any applicable stock exchange listing requirements).

Amendments to the 2020 LTIP. Our board of directors (or any authorized committee thereof) may amend or modify the 2020 LTIP at any time. However, no such amendment or modification may materially adversely affect the rights and obligations with respect to any outstanding award unless the participant consents to such amendment or

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modification. In addition, amendments to the 2020 LTIP will be subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded. Additionally, the provisions of the 2020 LTIP prohibiting the repricing of options or SARs may not be amended without obtaining the approval of shareholders.

Amendments to Awards. Except as otherwise provided in the 2020 LTIP, the plan administrator may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised award. However, the participant’s consent will be required with respect to any suspension, discontinuation or termination of an award or any amendment or alteration, that would materially impair the rights of such participant thereunder.

Effective Date and Term. The 2020 LTIP becomes effective upon shareholder approval at the 2020 annual meeting. The 2020 LTIP will terminate at the earliest of (a) such time as no shares of Company common stock remain available for issuance under the 2020 LTIP, (b) termination of the 2020 LTIP by the Board, or (c) the tenth anniversary of the Effective Date. No awards may be made under the 2020 LTIP after the 10th anniversary of the Effective Date. Any awards that are outstanding when the 2020 LTIP expires will remain in effect until the awards have been exercised or terminated, or have expired.

Clawback. Any award granted under the 2020 LTIP, and the right to receive and retain any shares or cash payments covered by such award, will be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback,” recoupment or similar policy of ours in effect on the date of the award or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, as may be in effect from time to time, and which may operate to create additional rights for us with respect to awards and recovery of amounts relating thereto. By accepting awards under the 2020 LTIP, participants will agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, us to recover or recoup any award or amounts paid under the 2020 LTIP subject to clawback or recoupment pursuant to such law, government regulation, stock exchange listing requirement or our policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the 2020 LTIP from a participant’s accounts, or pending or future compensation or awards.

Awards in Foreign Countries. The plan administrator may grant awards to participants who are foreign nationals or employed outside the United States with different terms and conditions than those specified in the 2020 LTIP as the plan administrator believes necessary or desirable to accommodate differences in applicable law, tax policy, or custom, while furthering the purposes of the Plan. The plan administrator may also approve any sub-plans to the 2020 LTIP as it believes to be necessary or appropriate. The plan administrator may not approve any sub-plan inconsistent with the terms or share limits in the 2020 LTIP or which would otherwise cause the 2020 LTIP to cease to satisfy any conditions under applicable law.

Summary of Federal Income Tax Consequences

The federal income tax consequences of the issuance and exercise or settlement of awards under the 2020 LTIP are as described below. The following information is only a summary of the tax consequences of the awards. This summary does not address all aspects of U.S. federal taxation that may be relevant to a particular participant in light of his or her personal circumstances. Participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards, and the ownership and disposition of any underlying securities.

Option Grants. Options granted under the 2020 LTIP may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

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Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the company’s taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock Awards. The recipient of unvested shares of common stock issued under the 2020 LTIP will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the restricted stock award. The deduction will in general be allowed for the company’s taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units. No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the cash or shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the cash or shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the units are settled. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Cash Awards. The payment of a cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. The recipient will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the cash award is paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Units. No taxable income is recognized upon receipt of performance units. The holder will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the fair market value of the shares of common stock or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the performance units at the time those units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a payment pursuant to such right, whether in cash, securities or other

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PROXY ITEM 2 — PROPOSAL TO APPROVE OUR 2020 LONG TERM INCENTIVE PLAN

property, is made to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Impact of Section 409A. Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the 2020 LTIP are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A of the Code and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code. Prior to 2018, Section 162(m) of the Code imposed a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders, including stock options).

The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers (including our chief executive officer) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the company.

New Plan Benefits

The granting of awards under the 2020 LTIP is discretionary. As such, the Board cannot now determine the number, value or type of awards to be granted in the future for any individual or group of individuals. The equity grant program for our non-employee directors is described under the Director Compensation section in this proxy statement.

Market Price Of Shares

The closing price of a share of our common stock, as reported on New York Stock Exchange on March 16, 2020 was $11.10.

Board Recommendation

Our board of directors believes that the adoption of the 2020 LTIP will enable the company to continue to provide significant equity-based incentives to employees, non-employee directors and consultants who are expected to contribute materially to the company’s future success. Accordingly, our board of directors unanimously recommends approval of the 2020 LTIP by our shareholders.

Approval of the adoption of the 2020 LTIP requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by the holders of common stock voting in person or by proxy. Under the applicable requirements of the New York Stock Exchange, an abstention is counted as a vote cast and will therefore have the same effect as a vote against this proposal. Broker non-votes will not count as votes cast with respect to this proposal and will have no effect on the outcome of the vote on this proposal.

The board recommends that you vote “FOR” the proposal to approve our 2020 Long Term Incentive Plan.

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EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2019, regarding the number of shares of our common stock that may be issued under the 2018 LTIP:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	1,755,047	(1)	$28.45	(2)	602,985

(1)	Includes shares of our common stock that may be issued pursuant to outstanding options, time-based RSUs and performance-based RSUs awarded under our 2018 LTIP.

(2)	Does not reflect time-based RSUs and performance-based RSUs included in the first column, which do not have an exercise price.

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PROXY ITEM 3 — PROPOSAL TO APPROVE AN ADVISORY RESOLUTION ON OUR EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we include in this proxy statement an advisory (non-binding) shareholder vote on the compensation of our named executive officers as described in this proxy statement.

Our NEOs are identified on page 16, and the compensation of the NEOs is described on pages 16 through 39, including the “Compensation Discussion and Analysis” on pages 16 to 26. We encourage our shareholders to review these sections of the proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are based on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs. At our 2019 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the

2019 annual meeting, and our shareholders overwhelmingly approved the proposal, with over 98% of the votes cast in favor.

Accordingly, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 16 to 39 of the company’s Notice of Annual Meeting & Proxy Statement for the 2020 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED.”

We currently intend to offer this non-binding advisory vote at each of our annual meetings. Although it is not binding, we welcome our shareholders’ views on our NEOs’ compensation and will carefully consider the outcome of this advisory vote when considering future executive compensation programs.

Approval of the advisory vote on executive compensation requires support from a majority of votes cast, assuming the presence of a quorum.

The board recommends that you vote “FOR” the proposal to approve the advisory resolution on our executive compensation.

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PROXY ITEM 4 — PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020

We are asking you to vote on a proposal by the audit committee to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.

Adoption of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020.

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GENERAL MATTERS

Annual Meeting Q&A

The board of directors is soliciting your proxy for our 2020 annual meeting of shareholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting. We began distributing the proxy materials contained in this package on or about March 30, 2020.

We will provide a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 upon request and without charge to any shareholder requesting it in writing at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219. In addition, you can access that report on the SEC’s website at www.sec.gov and on our website at www.koppers.com.

Q.	Who may vote at the annual meeting?

A.

If you owned shares of our common stock at the close of business on March 16, 2020 which we refer to as the record date, you may vote your shares at the meeting. On the record date, 20,958,805 shares of our common stock were outstanding and entitled to vote. Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2019 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” or “street name” holder of those shares. The notice of annual meeting, proxy statement, proxy card and 2019 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	How does a proxy work?

A.

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

The board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. However, if any other matter should properly come before the annual meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of the company and its shareholders. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

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Q.	How do I vote?

A.	You may vote your shares by proxy or in person.

By proxy

•  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the postage prepaid envelope.

•  If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person

All shareholders may vote in person at the annual meeting.

•  If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person.

•  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

Q.	What if I receive more than one proxy card?

A.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote. If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare at P.O. Box 50500, Louisville, KY 40233, at its toll-free number (866-293-5637) or on its website at https://www-us.computer
share.com/investor/Contact with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Q.	What is a quorum?

A.

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of shares of our common stock outstanding must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Abstentions and broker non-votes (as defined below) will be considered to be represented at the meeting in determining the presence of a quorum.

Q.	What vote is needed for the proposals to be adopted?

A.	You have one vote for each share that you held on the record date for each proposal.

Our bylaws provide for a majority vote standard in an uncontested election of directors, such as this year’s election. As a result, any nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the annual meeting will be elected as a director. Any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the board of directors within ten days following certification of the election results.

All other matters to be voted on at the annual meeting require the favorable vote of a majority of the votes cast on the applicable matter, at the meeting in person or by proxy, for approval.

Any abstentions or broker non-votes are not votes cast for purposes of Proposals 1, 3 and 4 do not count either for or against those proposals.

Accordingly, abstentions and broker non-votes will not affect the outcome of Proposals 1, 3, or 4. With respect to Proposal 2, abstentions will count as votes cast and will have the effect of a vote against that proposal. Broker non-votes will not count as votes cast with respect to Proposal 2 and will have no effect on the outcome of that proposal.

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GENERAL MATTERS

Q.	Does Koppers have a recommendation on voting?

A.	The board of directors recommends a vote FOR the election of all nominees as directors, and FOR Proposals 2, 3 and 4.

Q.	What are broker non-votes?

A.

The NYSE permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include Proposal 3 (the ratification of independent registered public accountants). For all other proposals, brokers may not vote their customers’ shares unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	What can I do if I change my mind after I vote my shares?

A.	If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary at the address given on page 9;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting in person by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

Q.	Who counts the votes cast at the annual meeting?

A.	Representatives of Computershare will tabulate the votes and act as inspectors of election at the annual meeting.

Q.	Who will pay for the cost of this proxy solicitation?

A.

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare/Georgeson to handle search and distribution services for proxy materials. We will pay Computershare/Georgeson an estimated fee of $1,900, plus its reasonable expenses, for these services.

Q.	Will my vote be confidential?

A.	Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also offer assistance to our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2019, with the following exception. Historically, including in 2019, the settlements of PSUs granted to our executive officers were reported in Form 4s filed on behalf of our executive officers at the time such PSUs vested, which typically has been in March. As a technical matter, we now believe that a reporting event occurs with respect to these PSUs when our management development and compensation committee determines that the applicable performance criteria have been met and that the PSUs will be settled, subject to completion of the remaining vesting period.    Beginning in 2020, we have begun to file Form 4s on behalf of our executive officers with respect to these PSUs both when our management development and compensation committee makes its determination regarding the satisfaction of the applicable performance criteria, which typically occurs in February, and when the remaining vesting period is completed, at which time some number of the underlying shares of our common stock are withheld to cover related tax obligations.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2021 annual meeting, your shareholder proposal must be received by our corporate secretary on or before November 30, 2020.

If you intend to present business for consideration at our 2021 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.05

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GENERAL MATTERS

of our bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our bylaws, in order to be timely your notice must be received by our corporate secretary (1) if the meeting is to be held on a date that is within 30 days before or 30 days after the anniversary date of the prior annual meeting, not less than 120 days nor more than 150 days prior to such annual meeting, or (2) if the meeting is to be held on a date that is not within 30 days before or 30 days after the anniversary date of the prior annual meeting, not later than the tenth day following the day on which notice of the date of the meeting was mailed or the first public disclosure of the date of such meeting was made, whichever occurs first.

The proposal must set forth the following:

•	A description of the business desired to be brought before the meeting, the reasons for such business and the text of any proposal;

•	Any material interest of such shareholder or any person controlled by or controlling such shareholder and beneficial owners (a “Shareholder Associated Person”) in such business;

•	A representation that the shareholder intends to appear in person or by proxy to bring the business before the meeting;

•	The total number of shares that will be voted by such shareholder; and
•	As it relates to such shareholder and any Shareholder Associated Person and, as applicable, the proposal, the following information:

•	Their name and address;

•	Class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company;

•	A representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders;

•	Whether hedging or other transactions have been made to mitigate a loss of such person; and

•	Any other information relating to each party that would be required to be disclosed in a proxy statement.

By Order of the Board of Directors

Stephanie L. Apostolou

General Counsel and Secretary

March 30, 2020

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APPENDIX A — Proposed 2020 Long Term Incentive Plan

KOPPERS HOLDINGS INC.

2020 LONG TERM INCENTIVE PLAN

AS ADOPTED EFFECTIVE March 16, 2020

Section 1. Purpose

The purposes of the Koppers Holdings Inc. 2020 Long Term Incentive Plan (the “Plan”) are to encourage selected individuals in the service of Koppers Holdings Inc. (together with any successor thereto, the “Company”) and its Affiliates (as defined below) to acquire a proprietary interest in the Company’s growth and performance, to generate an increased incentive to contribute to the Company’s future success and to enhance the ability of the Company and its Affiliates to attract and retain key service providers. If approved by shareholders, the Plan supersedes and replaces the Predecessor Plan (as defined below). No further awards shall be made under the Predecessor Plan if the Plan is approved by shareholders and becomes effective on the Effective Date. Any Awards made under the Predecessor Plan prior to the Effective Date shall be governed by the terms of the Predecessor Plan in effect prior to the Effective Date, including with respect to any restrictive covenants.

Section 2. Definitions

As used in the Plan:

(a)

“Affiliate” means (i) any entity that, directly or through one or more intermediaries, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest as determined by the Committee.

(b)	“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Dividend Equivalent granted under the Plan.

(c)

“Award Agreement” means any written or electronic agreement or other instrument or document evidencing an Award granted under the Plan. The terms of any plan or guideline adopted by the Board or the Committee and applicable to an Award shall be deemed incorporated in and a part of the related Award Agreement.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” shall have the meaning assigned to such term in Section 8(b).

(f)

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

(g)

“Committee” means a committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is (i) qualified as a “Non-Employee Director” as contemplated by the Section 16 Rules and (ii) satisfies the independence standards established for compensation committee members by the Stock Exchange serving at the time as the primary market for the Company’s common stock. Such Committee may from time to time be hereinafter referred to as the “Primary Committee.” The term “Committee” shall also mean any Secondary Committee or Special Award Committee, to the extent such Secondary Committee or Special Award Committee acts within its administrative jurisdiction under the Plan.

(h)	“Dividend Equivalent” means any right granted under Section 6(f)(vi) of the Plan.

(i)	“Effective Date” shall have the meaning set forth in Section 10 of the Plan.

(j)

“Employee” means any individual in the employ of the Company or any Affiliate, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(k)

“Fair Market Value” means, with respect to any property other than shares of the Company’s common stock, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Primary Committee. Fair Market Value means, with respect to shares of the Company’s common stock, the closing selling price per share at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock

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APPENDIX A — PROPOSED 2020 LONG TERM INCENTIVE PLAN

Exchange serving at the time as the primary market for the Company’s common stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Company’s common stock is then primarily traded. If there is no closing selling price for the Company’s common stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(l)	“GAAP” means United States generally accepted accounting principles.

(m)

“Incentive Stock Option” means an option to purchase Shares granted under Section 6(b) of the Plan that is intended to meet the requirements of Section 422 of the Code or a successor provision thereto.

(n)	“Long Term Performance Award” means an Award made in accordance with Section 6(d)(iii) of the Plan.

(o)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(p)	“Non-Qualified Stock Option” means an option to purchase Shares granted under Section 6(b) of the Plan that is not intended to be an Incentive Stock Option.

(q)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(r)	“Participant” means an Employee or other eligible individual determined under Section 5 granted an Award under the Plan.

(s)	“Performance Award” means any award granted under Section 6(d) of the Plan.

(t)

“Performance Bonus” means an award denominated in cash or Shares that is made under Section 6(d)(ii) of the Plan and that is paid solely on account of the attainment of one or more specified performance targets in relation to one or more Performance Measures.

(u)	“Performance Cycle” means, with respect to any Award that vests based on Performance Measures, the period over which the level of performance will be assessed.

(v)

“Performance Measure” means, with respect to any Performance Bonus or Long Term Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company and/or its Affiliates during a Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any performance goals which it may consider appropriate for the award, which may include, but shall not be limited to, one or combination of the following Company measures, as interpreted by the Committee, which measures (to the extent applicable) will be determined in accordance with GAAP: (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings or operating income before interest and taxes and/or charges for stock-based compensation (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) market price of the Company’s common stock; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return, either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, rate of return on capital, return on invested capital or improvements on capital structure; (xi) bond ratings; (xii) safety, health or environmental record or performance; (xiii) sales, revenue, growth in revenue or return on sales; (xiv) income or net income; (xv) operating income or net operating income; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) return on operating revenue or return on operating profit; (xix) cash flow or cash flow per share (before or after dividends); (xx) market share; (xxi) collections and recoveries, (xxii) debt reduction, borrowing levels, leverage ratios or credit rating; (xxiii) compliance with covenants in the Company’s and/or its Affiliates’ debt agreements; (xxiv) litigation and regulatory resolution goals, (xxv) expense control goals, (xxvi) budget comparisons, (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added or other value added measures, (xxxi) on-time delivery, quality standards and/or other measures of customer satisfaction, (xxxii) employee retention and/or attrition rates; (xxxiii) comparable site sales; (xxxiv) resolution and/or settlement of litigation and other legal proceedings; (xxxv) regulatory compliance; (xxxvi) satisfactory internal or external audits; (xxxvii) improvement of financial ratings; (xxxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of information technology; (xxxix) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xxxx) mergers and acquisitions, divestitures

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and/or business expansion; and (xxxxi) other similar criteria consistent with the foregoing. The Committee may also grant Performance Bonus or Long Term Performance Awards that are based on performance measures other than those set forth above.

(w)

“Performance Unit” means an award made under Section 6(d)(iii) of the Plan and that is paid on account of the attainment of one or more specified performance targets in relation to one or more Performance Measures.

(x)

“Permanent Disability or Permanently Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(y)	“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(z)	“Predecessor Plan” means the Koppers Holdings Inc. 2018 Long Term Incentive Plan.

(aa)

“Released Securities” means securities that were Restricted Securities with respect to which all applicable restrictions imposed under the terms of the relevant Award have expired, lapsed or been waived or satisfied.

(bb)	“Restricted Securities” means Awards of Restricted Stock or other Awards under which outstanding Shares are held subject to certain restrictions.

(cc)	“Restricted Stock” means any Share granted under Section 6(c) of the Plan.

(dd)

“Restricted Stock Unit” means any right granted under Section 6(c) of the Plan that is denominated in Shares. Restricted Stock Units may be settled in Shares, in cash of equivalent Fair Market Value, or any combination as determined by the Committee and set forth in the applicable Award Agreement.

(ee)

“Secondary Committee” means a committee of two or more Board members, including Board members who are also officers or employees of the Company or any Affiliate, appointed by the Board to administer the Plan and to make Awards with respect to persons other than Section 16 Insiders.

(ff)	“Section 16 Insider” means each officer of the Company (or any Affiliate) and Board member who is subject to the short-swing trading restrictions of Section 16 of the 1934 Act.

(gg)	“Section 16 Rules” means the rules promulgated by the Securities and Exchange Commission with respect to Section 16 of the 1934 Act or any successor rules.

(hh)	“Shares” means the common stock of the Company and such other securities or property as may become the subject of Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(ii)

“Special Award Committee” shall mean a committee of one or more executive officers appointed by the Board to administer the Plan with respect to eligible employees other than members of such committee and Section 16 Insiders.

(jj)	“Stock Appreciation Right” means a tandem or stand-alone stock appreciation right granted pursuant to Section 6(e) of the Plan.

(kk)	“Stock Exchange” shall mean the Nasdaq Global or Global Select Market, the New York Stock Exchange, or any other principal securities exchange upon which the Company’s common stock is traded.

(ll)

“Target Amount” means the amount of the Performance Bonus or the amount per Performance Unit that will be paid to the Participant if the Performance Measure applicable to that Performance Bonus or Performance Unit is fully (100%) attained, as determined by the Committee.

(mm)

“Target Vesting Percentage” means the percentage of each performance-based Restricted Stock Unit or Restricted Stock Award that will vest if the Performance Measure applicable to that Performance-Based Award is fully (100%) attained, as determined by the Committee.

(nn)

“10% Shareholder” means an Employee who, as of the date on which an Incentive Stock Option is granted to such Employee, owns more than ten percent (10%) of the total combined voting power of all classes of Shares then issued by the Company or any of its subsidiaries.

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Section 3. Administration

The Primary Committee shall serve as the primary administrator of the Plan and in that capacity shall have full power and authority to: (i) designate Participants; (ii) determine the Awards to be granted to Participants; (iii) determine the number of Shares (or securities convertible into Shares) to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares or other securities or property, or canceled, substituted, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, substituted, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and guidelines and appoint such agents as it shall deem appropriate for the administration of the Plan; (ix) establish and interpret the various Performance Measures (or, as applicable, other performance criteria) that are to apply to the Performance Bonuses and Long Term Performance Awards made under the Plan, evaluate the level of performance over the applicable Performance Cycle, certify the level at which Performance Measures (or other performance criteria, as applicable) for that Performance Cycle has been attained and determine the amount payable with respect to those Awards based on the certified level of Performance Measure attainment; (x) waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions as the Committee shall deem appropriate; and (xi) make any other determination and take any other action that it deems necessary or desirable for such administration.

The Board may also establish a Secondary Committee and delegate to such committee separate but concurrent authority with the Primary Committee to exercise all of the foregoing power and authority with respect to Awards to persons other than Section 16 Insiders. In addition, administration of the Plan may, at the Board’s or Primary Committee’s discretion, be vested in a Special Award Committee with authority to administer the Plan with respect to employees other than Section 16 Insiders and members of such Special Award Committee and to make Awards to such individuals under the Plan subject to such limitations and other terms and conditions as the Board shall specify from time to time. All designations, determinations, interpretations and other decisions with respect to the Plan or any Award shall be made by the Primary Committee or, with respect to Awards under its jurisdiction, the Secondary Committee or Special Award Committee, and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participants, any holder or beneficiary of any Award, any shareholder and any employee of the Company or of any Affiliate. The powers of the Primary Committee, Special Award Committee and the Secondary Committee include the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws of other countries in which the Company or an Affiliate may operate in order to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive benefits under the Plan and such laws.

Section 4. Shares Available for Awards

(a)

Shares Available. Subject to the share counting provisions and adjustment procedures set forth in subsection (b) and (c) below, the aggregate number of Shares reserved and available for issuance under the Plan shall be 1,000,000 shares of the Company’s common stock. In addition, shares of the Company’s common stock underlying any outstanding award granted under the Predecessor Plan that, following the Effective Date, expire, or is terminated, surrendered or forfeited for any reason without issuance of such shares shall be available for the grant of new Awards under this Plan. For this purpose, for any performance-vesting share-based awards granted under the Predecessor Plan that become earned after the Effective Date, (i) any shares earned shall be satisfied from the Predecessor Plan share pool to the extent available, (ii) any shares earned in excess of the Predecessor Plan share pool shall be issued from the aggregate number of Shares available for issuance under this Plan, and (iii) any shares that are not earned as a result of performance results shall be treated as forfeitures in accordance with the preceding sentence. Subject to adjustment pursuant to subsection (c) below, in no event may more than 1,000,000 Shares, in the aggregate, be granted pursuant to Incentive Stock Options granted under the Plan.

(b)

Share Counting. The aggregate number of Shares available with respect to Awards under the Plan shall be reduced by one (1) Share for each Share to which an Award relates; provided, however, that any Award (or any portion) settled in cash, or the payment in cash of dividends or dividend equivalents under any outstanding Award, will not be counted against, or have any effect upon, the number of Shares available for issuance under this Plan. If any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or otherwise terminates or is

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canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted; provided, however, that Shares (i) delivered or withheld by the Company in payment of the exercise price or base price of an Option or Stock Appreciation Right, as applicable, (ii) not issued upon the settlement of Stock Appreciation Rights, (iii) repurchased by the Company using proceeds from Option exercises or (iv) delivered to or withheld by the Company to pay federal, state or local withholding taxes, shall not become available again for issuance under this Plan. Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company or an Affiliate (“Substitute Awards”) shall not reduce the Shares available under the Plan, and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s Share reserve (subject to any applicable stock exchange listing requirements).

(c)

Adjustments. In the event that the Committee determines that any dividend or other distribution (other than regular cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Primary Committee to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards under Section 4(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant, purchase or exercise price with respect to any Award, or, if the Committee deems it appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the performance goals relating to outstanding Awards, (v) the maximum number of Shares or other securities which may be issued under Section 4(a) pursuant to Incentive Stock Options, and (vi) the maximum number of Shares or other securities for which any one Participant may be granted Awards pursuant to the limitations contained in Section 4(d). Notwithstanding the foregoing, a Participant to whom Dividend Equivalents or dividend units have been awarded shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt.

(d)

Limitation of Non-Employee Director Awards. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any non-Employee member of the Board during any single calendar year under this Plan (excluding Awards made at the election of such non-Employee director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $200,000.

Section 5. Eligibility

Any Employee, including any officer or employee member of the Board, any non-employee member of the Board or the board of directors of an Affiliate, and any consultant in the service of the Company or an Affiliate shall be eligible to be designated a Participant. However, any Employee who is a member of a collective bargaining unit shall not be eligible to be designated a Participant unless the collective bargaining agreement covering that Employee allows for his or her participation in the Plan.

Section 6. Awards

(a)

Grants. All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in an Award Agreement or an amendment to the Award Agreement. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, the Participant’s beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Participants.

(b)

Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)	Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than the Fair

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Market Value of a Share on the date of grant of such Option (or 110% of the Fair Market Value of a Share in case of an Incentive Stock Option granted to a 10% Shareholder), except in connection with Substitute Awards.

(ii)

Option Term. The term of each Option shall be fixed by the Committee, provided that in no event shall the term of an Option exceed a period of ten years from the date of its grant (or five years in the case of an Incentive Stock Option granted to a 10% Shareholder).

(iii)

Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (but in no event shall an Option be exercisable after the expiration of ten years from the date of its grant (or five years in the case of an Incentive Stock Option granted to a 10% Shareholder)), and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, including for this purpose a cashless net exercise) in which, payment of the exercise price with respect thereto may be made. In addition, to the extent the Option is exercised for vested Shares at a time when the Company’s common stock is registered under Section 12(g) of the 1934 Act, the exercise price may also be paid through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in compliance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (b) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on such settlement date in order to complete the sale. The Committee shall have the authority to provide, in the applicable Award Agreement, for the automatic exercise, pursuant to the foregoing sale and remittance procedure or through a cashless net exercise, of a vested Option with an exercise price per Share that is less than the Fair Market Value of a Share on the last day of the Option term.

(iv)

Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall be subject in all respects to the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Without limiting the preceding sentence, the aggregate Fair Market Value (determined at the time an option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other plan of the Participant’s employer corporation and its parent and subsidiary corporations providing for Options) shall not exceed such dollar limitation as shall be applicable to Incentive Stock Options under Section 422 of the Code or a successor provision. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a Non-Qualified Stock Option to the extent of such failure.

(c)	Restricted Stock and Restricted Stock Units.

(i)	Issuance. The Committee is authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(ii)

Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property, subject to the provisions of Section 6(f)(vi) below), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(iii)

Registration. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and when delivered to the Participant shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv)

Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service for any reason during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units still subject to restriction shall be forfeited and reacquired by the

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Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such Restricted Stock shall become Released Securities, subject to the Company’s collection of all applicable withholding taxes.

(d)	Performance Awards.

(i)

In General. The Committee is authorized to grant Performance Awards to Participants (including, without limitation, Performance Bonuses and Long-Term Performance Awards described in Sections 6(d)(ii) and (iii)). Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock or Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(ii)

Performance Bonuses. The Committee is authorized to grant Performance Bonuses to Participants with the following terms and conditions, and with such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall determine:

(a)	Performance Cycles. The Committee shall establish the applicable Performance Cycle for each Performance Bonus awarded under the Plan on or before the award date.

(b)	Eligible Participants. The Committee shall determine the Participants who will be eligible to receive a Performance Bonus under the Plan for the Performance Cycle.

(c)	Performance Measures; Targets; Award Criteria.

(i)

The Committee shall fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amount payable to each Participant; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee may also set forth the threshold level of performance that must be attained during the Performance Cycle before any Performance Bonus will vest and become payable and the percentage of the target amount that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

(ii)

The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(d)

Payment, Certification. Unless the Committee determines otherwise, no Performance Bonus will vest with respect to any Participant until the Committee certifies in writing the level at which each applicable Performance Measure has been attained for the Performance Cycle. In determining the level of attainment of each applicable Performance Measure, the Committee may, in its discretion, include or exclude any event listed in Section 4(c) and the cumulative effect of changes in the law, regulations or accounting rules, and may determine to include or exclude, among other items, one or more of the following items: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by the Company or its Affiliates; (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable Performance Cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates; (G) expenses incurred in connection with a refinancing of the Company’s or its Affiliates’ debt; and (H) any event or transaction considered to be of an unusual nature or of an infrequent occurrence under GAAP.

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(e)

Form and Time of Payment. Performance Bonuses shall be paid in cash or Shares, as determined by the Committee. All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Code), except to the extent that payment has been deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Section 409A of the Code, in which case the terms of such arrangement shall govern.

(f)

Termination/Waiver. Performance Bonuses shall automatically terminate, and no payment or other consideration shall be due the Participant, if the Performance Measures established for the Performance Bonus are not attained or satisfied.

(iii)

Long Term Performance Awards. The Committee may grant Long Term Performance Awards under the Plan in the form of Performance Units, Restricted Stock Units or Restricted Stock to any Participant who the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Agreement, subject to the provisions below:

(a)	Performance Cycles. The Committee shall establish the applicable Performance Cycle for each Long Term Performance Award made under the Plan on or before the award date.

(b)	Eligible Participants. The Committee shall determine the Participants who will be eligible to receive a Long Term Performance Award for the Performance Cycle.

(c)	Performance Measures; Targets; Award Criteria.

(i)

The Committee shall fix and establish in writing (A) the Performance Measures that shall apply to that Performance Cycle; (B) with respect to Performance Units, the Target Amount payable to each Participant per Performance Unit; (C) with respect to each Restricted Stock Unit or Restricted Stock Award, the Target Vesting Percentage for the Shares subject to that Award; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee may also set forth the threshold level of performance that must be attained during the Performance Cycle before any Long Term Performance Award will vest and become payable, and the percentage of each Performance Unit Award that will vest and become payable and the percentage of each performance-based Restricted Stock Unit or Restricted Stock Award that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

(ii)

The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(d)

Payment, Certification. Unless the Committee determines otherwise, no Long Term Performance Award will vest with respect to any Participant until the Committee certifies in writing the level at which each applicable Performance Measure has been attained for the Performance Cycle. In determining the level of attainment of each such Performance Measure, the Committee may, in its discretion, include or exclude any event listed in Section 4(c) and the cumulative effect of changes in the law, regulations or accounting rules, and may determine to include or exclude, among other items, one or more of the following items: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by the Company or its Affiliates; (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable Performance Cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates; (G) expenses incurred in connection with a refinancing of the Company’s or its Affiliates’ debt; and (H) any event or transaction considered to be of an unusual nature or of an infrequent occurrence under GAAP.

(e)	Form and Time of Payment. Long Term Performance Awards in the form of Performance Units may be paid in cash or full Shares, in the discretion of the Committee, and as set

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forth in the Award Agreement. Performance-based Restricted Stock Units and Restricted Stock will be paid in full Shares; provided, however, that the Committee shall retain the discretion to cause any Performance-based Restricted Stock Units to be settled in cash rather than Shares. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Unit becomes payable. All such Long Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Long Term Performance Awards are no longer subject to a substantial risk of forfeiture (as determined for purposes of Code Section 409A), except to the extent that payment is deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Code Section 409A, in which case the terms of such arrangement shall govern.

(f)

Termination/Waiver. Long Term Performance Awards shall automatically terminate, and no payment or other consideration shall be due the Participant, if the Performance Measures established for the Long Term Performance Awards are not attained or satisfied.

(e)

Stock Appreciation Rights. The Committee is authorized to grant two types of Stock Appreciation Rights under the Plan: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

(i)

Tandem Rights. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Committee may establish, to elect between the exercise of the underlying Option for Shares or the surrender of that Option in exchange for a distribution from the Company in an amount equal to the excess of (i) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested Shares. No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Participant shall accordingly become entitled shall be made in Shares valued at Fair Market Value on the Option surrender date or in cash or in a combination of the two, as determined by the Committee.

(ii)

Stand-Alone Rights. One or more individuals eligible to participate in the Plan may be granted a Stand-alone Right not tied to any underlying Option. The Stand-alone Right shall relate to a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date. Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (ii) the aggregate base price in effect for those Shares. The number of Shares underlying each Stand-alone Right and the base price in effect for those Shares shall be determined by the Committee in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying Share on the grant date, except in the case of Substitute Awards. The distribution with respect to an exercised Stand-alone Right may be made in Shares valued at Fair Market Value on the exercise date, in cash or in a combination of the two, as determined by the Committee. The Committee shall have the authority to provide, in the applicable Award Agreement, for the automatic exercise of a vested Stand-alone Right with a base price per Share that is less than the Fair Market Value of a Share on the last day of the term.

(f)	General.

(i)

Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (A) Substitute Awards, (B) shares delivered in lieu of fully vested cash Awards and (C) Awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4(a) (subject to adjustment under

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Section 4(c)); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Permanent Disability or a Change in Control (in accordance with Section 8(a)), in the terms of the Award or otherwise.

(ii)	No Cash Consideration for Awards. Participants shall not be required to make any cash payment for the granting of an Award except for such minimum consideration as may be required by applicable law.

(iii)

Awards May Be Granted Separately or Together. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award or benefit granted under any other plan or arrangement of the Company or any Affiliate.

(iv)

Prohibition on Repricing. The Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per Share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per Share for consideration payable in cash, equity securities of the Company or in the form of any other Award under the Plan, except in connection with a Change in Control transaction, or pursuant to an equitable adjustment under Section 4(c), or (iii) otherwise reduce the exercise price or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan (except in connection with an equitable adjustment under Section 4(c)), without in each such instance obtaining the approval of the Company’s shareholders.

(v)

Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.

(vi)

Dividends or Dividend Equivalents. If specified in the Award Agreement, the recipient of an Award (other than Options or Stock Appreciation Rights) may be entitled to receive dividends or Dividend Equivalents with respect to the Shares or other securities covered by an Award. The terms and conditions of a Dividend Equivalent right may be set forth in the Award Agreement. Dividends or Dividend Equivalents credited to a Participant may be reinvested in additional Shares or other securities of the Company at a price per unit equal to the Fair Market Value of a Share on the date that such dividend was paid to shareholders, as determined in the sole discretion of the Committee. Notwithstanding any provision herein to the contrary, in no event will a dividend or Dividend Equivalent become payable with respect to an Award that becomes vested (i) based on the satisfaction of performance criteria before the date, and only to the extent, that such performance criteria are satisfied, or (ii) based on continued service with the Company before the applicable vesting date.

(vii)

Limits on Transfer of Awards. No Award (other than Released Securities) or right thereunder shall be assignable or transferable by a Participant, other than (unless limited in the Award Agreement) by will or the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company), except that a Non-Qualified Option or Stock Appreciation Right may be transferred by gift to any member of the holder’s immediate family or to a trust for the benefit of one or more of such immediate family members, if permitted in the applicable Award Agreement; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries with respect to any Award to exercise the rights of the Participant, and to receive any property distributable, upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law by the Participant’s guardian or legal representative unless it has been transferred in a permitted transfer under the Plan or Award Agreement to a member of the holder’s immediate family or to a trust for the benefit of one or more of such immediate family members, in which case it shall be exercisable only by such transferee. For the purposes of this provision, a holder’s “immediate family” shall mean the holder’s spouse or former spouse and any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such holder. No Award (other than Released Securities), and no right under

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APPENDIX A — PROPOSED 2020 LONG TERM INCENTIVE PLAN

any such Award, may be pledged, attached or otherwise encumbered other than in favor of the Company, and any purported pledge, attachment, or encumbrance thereof other than in favor of the Company shall be void and unenforceable against the Company or any Affiliate.

(viii)	Term of Awards. Except as otherwise expressly provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(ix)

No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have any right to acquire any Shares, cash or other property subject to such Award, until and unless such recipient shall have executed an agreement or other instrument accepting the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(x)

Withholding. The Company or any Affiliate may withhold from any Award granted or any payment due or any distribution or transfer of any Shares made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) sufficient to satisfy Federal, state, local, foreign or other taxes (including the Participant’s FICA or other applicable social tax obligation) required by law to be withheld as a result of any taxable event arising under this Plan, and take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide one or more Participants with the right to direct the Company to withhold, from the Shares otherwise issuable upon the exercise of an Option or Stock Appreciation Right or upon the issuance of fully-vested Shares (whether pursuant to Restricted Stock, Restricted Stock Units, or Performance Awards or otherwise), a portion of those Shares with an aggregate Fair Market Value equal to the percentage of the applicable withholding taxes (not to exceed one hundred percent (100%)) designated by the Participant; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using not more than the applicable maximum statutory withholding rates (or such other rates as required to avoid adverse accounting treatment as determined by the Committee).

(xi)

Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(xii)

No Right to Employment or Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Nothing in the Plan or any Award Agreement shall limit the right of the Company or an Affiliate at any time to dismiss a Participant from employment or service, free from any liability or any claim under the Plan or the Award Agreement.

(xiii)

Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania and applicable Federal law.

(xiv)

Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(xv)

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

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APPENDIX A — PROPOSED 2020 LONG TERM INCENTIVE PLAN

(xvi)

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(xvii)

Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any Stock Exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

(xviii)	Conflict with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

(xix)

Disclaimer. Although it is the intent of the Company that this Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 409A and 422 of the Code: (a) the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Sections 409A or 422 of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

(xx)

Clawback; Recoupment. Any Award granted under the Plan, and the right to receive and retain any Shares or cash payments covered by such Award, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback,” recoupment or similar policy of the Company in effect on the date of the Award or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.

(xxi)

Awards in Foreign Countries. The Committee has the authority to grant Awards to Participants who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy, or custom, while furthering the purposes of the Plan. The Committee may also approve any sub-plans to the Plan as it believes to be necessary or appropriate for these purposes without altering the terms of the Plan in effect for other Participants; provided, however, that the Committee may not approve any sub-plan inconsistent with the terms or share limits in the Plan or which would otherwise cause the Plan to cease to satisfy any conditions under Rule 16b-3 under the 1934 Act.

Section 7. Amendment and Termination

(a)

Amendments to the Plan. The Board (or any authorized committee thereof) may amend or modify the Plan at any time. However, no such amendment or modification shall materially adversely affect the rights and obligations with respect to any Award at the time outstanding under the Plan unless the Participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Company’s common stock is at the time primarily traded. Finally, the Board shall not have the authority to amend Section 6(f)(iv) without obtaining the approval of the Company’s shareholders.

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APPENDIX A — PROPOSED 2020 LONG TERM INCENTIVE PLAN

(b)

Amendments to Awards. Except as provided in Section 6 or 8, the Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Award theretofore granted, prospectively or retroactively, provided that the Participant’s consent shall be required with respect to any suspension, discontinuation or termination of an Award or any amendment or alteration, that would materially impair the rights of such Participant.

(c)

Adjustments of Awards Upon Certain Acquisitions. In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another company, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate.

(d)

Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the Plan.

(e)

Termination of the Plan. The Board may terminate the Plan at any time; provided, however, that all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the Award Agreement evidencing those Awards.

Section 8. Change in Control

(a)

Unless otherwise provided for in an Award Agreement and to the extent not inconsistent with Section 9 hereof, upon a Change in Control (as defined in Section 8(b) below) the Committee may, prior to the Change in Control provide as follows:

(i)

If and to the extent that outstanding Awards under the Plan (1) are assumed by the successor corporation (or an affiliate of the successor) or continued or (2) replaced with equity awards that preserve the existing value of the awards at the time of the Change in Control and provide for substitute payout in accordance with a vesting schedule and Performance Measures, as applicable, that are the same or more favorable to the Participant than the vesting schedule and Performance Measures applicable to the awards, then all such Awards or such substitutes for such Awards shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(ii)

If and to the extent that outstanding Awards under the Plan are not assumed, continued or replaced in accordance with Section 8(a)(i) above, then upon the Change in Control the Committee may provide for any of the following treatment for such Awards: (1) outstanding Options and Stock Appreciation Rights shall immediately vest and become exercisable; and/or (2) the restrictions and other conditions applicable to outstanding Restricted Shares and Restricted Share Units, including vesting requirements shall immediately lapse; provided, however, that any Awards as to which vesting depends upon the satisfaction of one or more Performance Measures shall immediately vest and become payable based upon the level of attainment of the Performance Measures as of the Change in Control date and pro-ration based on the time elapsed in the applicable performance period as of the Change in Control date. Such Awards shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A of the Code).

(iii)

If and to the extent that outstanding Awards under the Plan are not assumed, continued or replaced in accordance with Section 8(a)(i) above, then in connection with the applicable treatment set forth Section 8(a)(ii) above, the Committee may, in its sole discretion, upon advance notice to the affected Participants, provide for cancellation of such outstanding Awards and the alternative payment of the amount owed to the Participant, if any, under Section 8(a)(ii) at the time of the Change of Control and pay to the holders thereof, in cash, stock or other property (including the property, if any, payable in such a transaction) (or any combination thereof) an amount equal to the excess of the fair market value of the Shares payable under the Award, based on the price per Share received or to be received by other shareholders of the Company in such a transaction or such other value as determined by the Board (the “Transaction Fair Market Value”), over the exercise price of the Award, or make provision for a cash payment or payment of other property (including the property, if any,

KOPPERS HOLDINGS INC. - 2020 Proxy Statement    A-13

APPENDIX A — PROPOSED 2020 LONG TERM INCENTIVE PLAN

payable in such transaction) to the holder of any other outstanding Award in settlement of such Award; provided that, in the case of an Option or Stock Appreciation Right with an exercise price that equals or exceeds the Transaction Fair Market Value, the Board may cancel such Options or Stock Appreciation Right without payment or consideration therefor.

Any such action taken shall be performed in accordance with the applicable provisions of the Code so as not to affect the tax status of (A) any Award intended to qualify as an Incentive Stock Option under Section 422 of the Code, unless the Committee determines otherwise, or (B) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Any such action taken by the Committee will be final, conclusive and binding for all purposes of this Plan.

(b)	Except as otherwise provided in the applicable Award Agreement, a Change in Control shall have occurred in the event that:

(i)

a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a “person” within the meaning of Sections 13(d)(3) of the 1934 Act, other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of 50% or more of the then outstanding voting stock of the Company;

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new Board member whose election by the Company’s Board or whose nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Board members then still in office who either were Board members at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any Board member whose election was approved (A) in connection with an actual or threatened proxy contest or threatened solicitation of proxies or (B) through the use of any proxy access procedures set forth in the Company’s organizational documents) cease for any reason to constitute a majority of the Board members then in office;

(iii)

all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s shareholders immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, and in substantially the same proportion as owned immediately prior to the transaction, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company);

(iv)	the closing of a shareholder-approved sale of all or substantially all of the assets of the Company;

(v)	the consummation of a liquidation or dissolution of the Company; or

(vi)

the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Act) of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept.

Notwithstanding anything to the contrary, any definition of Change in Control in an Award Agreement may not provide that a Change in Control will occur before the consummation or effectiveness of a change in control (e.g., upon the announcement, commencement, shareholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control).

Section 9. Section 409A

Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award provided under this Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A of the Code or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed), and the following provisions shall apply, as applicable and as required by Section 409A:

(a)

If a Participant is a Specified Employee (as determined in accordance with Section 409A of the Code and the procedures established by the Company) for purposes of Section 409A of the Code and a payment subject to Section 409A of the Code (and not excepted therefrom) to the Participant is due

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APPENDIX A — PROPOSED 2020 LONG TERM INCENTIVE PLAN

upon a termination of employment with the Company that constitutes a “separation from service” (within the meaning of Section 409A of the Code), such payment shall be delayed for a period of six months after the date of the Participant’s Separation from Service. Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable Award Agreement.

(b)

For purposes of Section 409A of the Code, and to the extent applicable to any Award under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A of the Code and shall be interpreted and construed accordingly. Whether a Participant has had a Separation from Service shall be determined by the Committee based on all of the facts and circumstances and, to the extent applicable to any Award, in accordance with the guidance issued under Section 409A of the Code. For this purpose, a Participant shall be presumed to have experienced a Separation from Service when the Participant and the Company reasonably anticipate that that no further service will be performed after a specified date or that the level of bona fide services performed after such date will permanently decrease to a level less than twenty percent of the average level of bona fide services performed during the immediately preceding thirty-six month period or such other applicable period as provided by Section 409A of the Code.

(c)

The grant of Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A of the Code shall be granted under terms and conditions consistent with Treasury Regulation Section 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A of the Code.

Section 10. Effective Date of the Plan

The Plan becomes effective upon approval by the Company’s shareholders at the 2020 Annual Meeting (the “Effective Date”).

Section 11. Term of the Plan

The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

KOPPERS HOLDINGS INC. - 2020 Proxy Statement    A-15

ANNEX A — Unaudited Reconciliations of Non-GAAP Financial Measures

This proxy statement contains the following non-GAAP financial measures: adjusted earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA margin and adjusted earnings per share (“EPS”).

We believe that adjusted EBITDA, adjusted EBITDA margin and adjusted EPS provide information useful to investors in understanding the underlying operational performance of our company, its business and performance trends, and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses the company’s performance. In addition, the board of directors and executive management team use adjusted EBITDA as performance measures under the company’s annual incentive plan.

Although we believe that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than our company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(In millions, except Adjusted EBITDA Margin)

	Year ended December 31,
	2019	2018
Net income	$67.4	$29.2
Interest expense	62.6	56.3
Depreciation and amortization	58.5	54.8
Income taxes	1.4	26.0
Income (loss) from discontinued operations	0.0	(0.4)
EBITDA with noncontrolling interests	189.9	165.9
Unusual items impacting net income
Impairment, restructuring and plant closure costs	20.4	23.5
Non-cash LIFO expense	4.5	12.6
Mark-to-market commodity hedging loss (gain)	(4.0)	6.9
UIP inventory purchase accounting adjustment	0.0	6.0
Acquisition closing costs	0.0	3.1
Contract buyout	0.0	1.6
Sale of land	0.0	1.1
Sale of specialty chemicals business	0.0	0.9
Total adjustments	20.9	55.7
Adjusted EBITDA with noncontrolling interests	210.8	$221.6
Less: Adjustment for performance measurement	(1.5)	—
Adjusted EBITDA for performance measurement	$209.3	$221.6
Net sales	$1,772.8	$1,710.2
Adjusted EBITDA margin	11.9%	13.0%

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ANNEX A — UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Year ended December 31,
	2019	2018
Net income attributable to Koppers	$66.6	$23.4
Unusual items impacting pre-tax income
Impairment, restructuring and plant closure costs	25.3	27.1
Non-cash LIFO expense	4.5	12.6
Mark-to-market commodity hedging loss (gain)	(4.0)	6.9
UIP inventory purchase accounting adjustment	0.0	6.0
Acquisition closing costs	0.0	3.1
Contract buyout	0.0	1.6
Sale of land	0.0	1.1
Sale of specialty chemicals business	0.0	1.0
Total adjustments	25.8	59.4
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(22.7)	(13.0)
Income tax - U.S. Tax Reform	0.0	5.3
Effect on adjusted net income	3.1	51.7
Adjusted net income including discontinued operations	69.7	75.1
Income (loss) from discontinued operations	0.1	(0.4)
Adjusted net income	$69.8	$74.7

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(In millions except share and per share amounts)

	Year ended December 31,
	2019	2018
Net income attributable to Koppers	$66.6	$23.4
Adjusted net income (from above)	$69.8	$74.7
Denominator for diluted earnings per share (in thousands)	21,068	21,326
Earnings per share:
Diluted earnings per share	$3.16	$1.10
Adjusted earnings per share	$3.31	$3.50

KOPPERS HOLDINGS INC. - 2020 Proxy Statement    A-17

KOPPERS.COM

Koppers is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds for the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.

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1.	PROPOSAL FOR ELECTION OF DIRECTORS Nominees:												+
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4.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020	☐	☐	☐

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Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 6, 2020.

The Proxy Statement and the 2019 Annual Report to Shareholders are available at: www.proxydocs.com/KOP

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Proxy – Koppers Holdings Inc.	+

ANNUAL MEETING OF SHAREHOLDERS – MAY 6, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Michael J. Zugay and Stephanie L. Apostolou or either of them, as proxies, each with the power to act without the other and power of substitution, and herby authorizes them to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 16, 2020, at the Annual Meeting to be held on May 6, 2020, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Michael J. Zugay and Stephanie L. Apostolou on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

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